UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Sonic Automotive, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sonic Automotive, Inc.

4401 Colwick Road

Charlotte, North Carolina 28211

March 8, 2016

Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders to be held at 2:00 p.m., Eastern Time, on Monday, April 18, 2016 at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina 28027. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of 2016 Annual Meeting of Stockholders and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on Monday, April 18, 2016, it is important that your shares be represented. To ensure that your vote will be received and counted, at your earliest convenience please follow the instructions for voting your shares provided in the accompanying Proxy Statement and proxy card or voting instruction form, notice letter or the voting instructions you receive by e-mail. Your vote is important regardless of the number of shares you own.

Sincerely,

/s/ O. Bruton Smith

O. Bruton Smith

Executive Chairman

SONIC AUTOMOTIVE, INC.

4401 Colwick Road

Charlotte, North Carolina 28211

(704) 566-2400

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

March 8, 2016

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Sonic Automotive, Inc. will be held at 2:00 p.m., Eastern Time, on Monday, April 18, 2016 at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina 28027, for the following purposes as described in the accompanying Proxy Statement:

1.	To elect nine directors;

2.	To ratify the appointment of KPMG LLP as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve, on an advisory basis, Sonic’s named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” items 1, 2 and 3. The persons named as proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

Only holders of record of Sonic’s Class A common stock and Class B common stock as of the close of business on February 22, 2016 will be entitled to notice of, and to vote at, the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. For specific voting instructions, please refer to the information provided in the accompanying Proxy Statement and your proxy card or voting instruction form, notice letter or the voting instructions you receive by e-mail. Submitting your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

By Order of the Board of Directors,

/s/ Stephen K. Coss

Stephen K. Coss
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on April 18, 2016:

The Notice of 2016 Annual Meeting of Stockholders, Proxy Statement

and 2015 Annual Report to Stockholders are available at www.proxydocs.com/SAH.

i

PROXY STATEMENT

GENERAL INFORMATION

The 2016 Annual Meeting of Stockholders of Sonic Automotive, Inc. will be held at 2:00 p.m., Eastern Time, on Monday, April 18, 2016 at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina 28027, for the purposes set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders. We refer to this meeting, together with any adjournment or postponement thereof, as the “Annual Meeting.” Only holders of record of Sonic’s Class A common stock and Class B common stock as of the close of business on February 22, 2016 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement and form of proxy are furnished to stockholders in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of proxies to be used at the Annual Meeting. On or about March 8, 2016, Sonic began mailing to its stockholders this Proxy Statement, the accompanying proxy card or voting instruction form and the 2015 Annual Report to Stockholders, or a notice letter, as applicable. References in this Proxy Statement to “Sonic,” the “Company,” “we,” “us,” “our” and similar terms refer to Sonic Automotive, Inc. We sometimes refer to our Class A common stock and Class B common stock together as our “Common Stock.”

Shares Entitled to Vote and Voting Rights

Sonic currently has authorized under its Amended and Restated Certificate of Incorporation (the “Charter”) 100,000,000 shares of Class A common stock, of which 34,010,864 shares were outstanding as of the Record Date and are entitled to vote at the Annual Meeting, and 30,000,000 shares of Class B common stock, of which 12,029,375 shares were outstanding as of the Record Date and are entitled to vote at the Annual Meeting. As provided in the Charter, on all matters presented at the Annual Meeting, holders of Class A common stock will have one vote per share and holders of Class B common stock will have 10 votes per share. All outstanding shares of Common Stock are entitled to vote as a single class on any matter submitted to a vote at the Annual Meeting. The presence at the Annual Meeting in person or by proxy of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

Votes Required to Approve Each Proposal

A quorum being present, directors will be elected by the affirmative vote of a plurality of the total votes of all shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting and each of the other proposals referred to in the accompanying Notice of 2016 Annual Meeting of Stockholders will be approved if a majority of the total votes of all shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting are cast in favor thereof.

Methods of Voting

If your shares of Class A common stock are registered directly in your name, you may vote by mail, by telephone, via the Internet or in person at the Annual Meeting. If your shares of Class A common stock are held in the name of your bank, broker or other nominee, you may vote by mail or in person at the Annual Meeting, and depending on the voting procedures of the stockholder of record, you may be able to vote by telephone or via the Internet. If you are a registered holder of Class B common stock, you may vote by mail or in person at the Annual Meeting.

Voting by Mail.    By signing and dating the proxy card or voting instruction form and returning it in the prepaid and addressed envelope enclosed with the proxy materials delivered by mail, you are authorizing the individuals named on the proxy card or voting instruction form to vote your shares at the Annual Meeting in the manner you indicate.

Voting by Telephone or Via the Internet.    To vote by telephone or via the Internet, please follow either the instructions included on your proxy card or voting instruction form or notice letter or the voting instructions you receive by e-mail. If you vote by telephone or via the Internet, you do not need to complete and mail a proxy card or voting instruction form. You may incur costs such as telephone and Internet access charges if you vote by telephone or via the Internet. If you choose to vote by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on Sunday, April 17, 2016.

Voting in Person at the Annual Meeting.    If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your bank, broker or other nominee authorizing you to vote those shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote as soon as possible to ensure that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, voting instruction form, notice letter or e-mail notification, it is an indication that your shares are held in multiple accounts. To vote all of your shares, you must vote separately as described above for each proxy card, voting instruction form, notice letter or e-mail notification that you receive.

Withhold Votes, Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.

Under the rules and regulations of the New York Stock Exchange (the “NYSE rules”), the proposal to ratify the appointment of the independent registered public accounting firm is considered a “discretionary” matter, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. However, the election of directors and the advisory vote to approve Sonic’s named executive officer compensation are “non-discretionary” matters under the NYSE rules, which means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast, and withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal. With respect to Proposals 2 and 3, the proposal to ratify the appointment of KPMG LLP as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and the advisory vote to approve Sonic’s named executive officer compensation, an abstention will be counted as a vote present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposals and will have the same effect as a vote against the proposals, and a broker non-vote will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome.

Voting of Proxies

Each valid proxy received and not revoked before the Annual Meeting will be voted at the Annual Meeting. To be valid, a written proxy card must be properly executed. Proxies voted by telephone or via the Internet must be properly completed pursuant to this solicitation. If you specify your vote regarding any matter presented at the Annual Meeting, your shares will be voted by one of the individuals indicated on the proxy in accordance with your specification. If you do not specify your vote, your shares will be voted (i) in favor of electing Sonic’s nine nominees to the Board of Directors; (ii) in favor of the proposal to ratify the appointment of KPMG LLP as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2016; (iii) in favor of the proposal to approve, on an advisory basis, Sonic’s named executive officer compensation; and (iv) in the discretion of the proxy holders on any other business as may properly come before the Annual Meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

Revoking Your Proxy or Changing Your Vote

You may revoke your proxy or change your vote at any time before the vote is taken at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy or change your vote by (i) submitting a written notice of revocation to Stephen K. Coss, Senior Vice President, General Counsel and Secretary at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date by telephone, the Internet or mail until the applicable deadline for each method; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes. If you hold your shares in “street name” and you have instructed your bank, broker or other nominee to vote your shares, you may change or revoke your voting instructions by following the specific instructions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Sonic’s Common Stock as of February 22, 2016, by (i) each stockholder known by Sonic to beneficially own more than 5% of a class of the outstanding Common Stock, (ii) each director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table, and (iv) all directors and executive officers of Sonic as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by them, subject to community property laws where applicable. Unless otherwise noted below, the address for each of the beneficial owners is 4401 Colwick Road, Charlotte, North Carolina 28211.

Beneficial Owner	Number of Shares of Class A Common Stock(1)	Percentage of Outstanding Class A Common Stock	Number of Shares of Class B Common Stock	Percentage of Outstanding Class B Common Stock	Percentage of All Outstanding Voting Stock(2)
O. Bruton Smith (3)(4)(5)	567,325	1.7%	11,052,500	91.9%	25.0%
Sonic Financial Corporation (3)(4)	—	—	8,881,250	73.8%	19.3%
B. Scott Smith (3)(4)(6)(7)(8)	325,538	1.0%	9,858,125	82.0%	22.1%
David Bruton Smith (3)(4)(6)(9)	214,604	*	8,881,250	73.8%	19.7%
Marcus G. Smith (3)(4)(6)	70,586	*	8,881,250	73.8%	19.4%
Jeff Dyke (10)	159,007	*	—	—	*
Heath R. Byrd (11)	45,901	*	—	—	*
William I. Belk (12)(13)	57,258	*	—	—	*
William R. Brooks (12)	61,623	*	—	—	*
Victor H. Doolan (12)	43,513	*	—	—	*
John W. Harris III (12)	6,121	*	—	—	*
Robert Heller (12)(14)	57,258	*	—	—	*
R. Eugene Taylor (12)	3,016	*	—	—	*
All directors and executive officers as a group (11 persons) (6)	1,471,478	4.2%	12,029,375	100.0%	28.9%
BlackRock, Inc. (15)	3,141,351	9.2%	—	—	6.8%
Hotchkis and Wiley Capital Management, LLC (16)	2,714,689	8.0%	—	—	5.9%
Dimensional Fund Advisors LP (17)	2,581,396	7.6%	—	—	5.6%
The Vanguard Group, Inc. (18)	2,328,572	6.8%	—	—	5.1%
Paul P. Rusnak (19)	5,344,000	15.7%	—	—	11.6%

*	Less than 1%.

(1)

Includes shares of Class A common stock and shares of restricted stock (which have both dividend and voting rights) held by these individuals, including those shares of Class A common stock shown below as to which the following persons currently have a right, or will have the right within 60 days after February 22, 2016, to acquire beneficial ownership through the exercise of stock options or the vesting of restricted stock units: (i) Messrs. O. Bruton Smith, 373,877 shares; B. Scott Smith, 83,972 shares; David Bruton Smith, 54,234 shares; Jeff Dyke, 86,386 shares; and Heath R. Byrd, 29,547 shares; and (ii) all directors and executive officers as a group, 628,016 shares.

(2)

The percentage of total voting power of Sonic is as follows: (i) Mr. O. Bruton Smith, 71.8%; Sonic Financial Corporation (“SFC”), 57.6%; Mr. B. Scott Smith, 64.1%; Mr. David Bruton Smith, 57.7%; Mr. Marcus G. Smith, 57.6%; BlackRock, Inc., 2.0%; Hotchkis and Wiley Capital Management, LLC, 1.8%; Dimensional Fund Advisors LP, 1.7%; The Vanguard Group, Inc., 1.5%; Mr. Paul P. Rusnak, 3.5%; and less than 1% for all other stockholders shown; and (ii) all directors and executive officers as a group, 78.6%.

(3)	The address for Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith and Marcus G. Smith and SFC is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.

(4)

The amount of Class B common stock shown for Mr. O. Bruton Smith consists of 2,171,250 shares owned directly by him and 8,881,250 shares owned by SFC. The amount of Class B common stock shown for Mr. B. Scott Smith consists of 76,110 shares owned directly by him, 900,765 shares owned by BWI Financial, LLC, an entity controlled by him, and 8,881,250 shares owned by SFC. The amount of Class B common stock shown for each of Messrs. David Bruton Smith and Marcus G. Smith consists of 8,881,250 shares owned by SFC. Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith and Marcus G. Smith jointly control a majority of SFC’s outstanding voting stock, are executive officers of SFC and are deemed to have shared voting and investment power with respect to the shares of Class B common stock held by SFC.

(5)

Includes 15,119 restricted stock units convertible into shares of Class A common stock that vested on February 12, 2016; 22,804 restricted stock units convertible into shares of Class A common stock that will vest on March 22, 2016; and 15,277 restricted stock units convertible into shares of Class A common stock that will vest on March 31, 2016.

(6)

Includes 69,686 shares of Class A common stock held by SMDA Development 1, LLC, an entity in which Messrs. B. Scott Smith, David Bruton Smith and Marcus G. Smith are members. Each of Messrs. B. Scott Smith, David Bruton Smith and Marcus G. Smith disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any, therein.

(7)	Approximately 173,905 shares of Class A common stock and 976,875 shares of Class B common stock owned directly or indirectly by Mr. B. Scott Smith are pledged to secure loans.

(8)

Includes 13,058 restricted stock units convertible into shares of Class A common stock that vested on February 12, 2016; 19,694 restricted stock units convertible into shares of Class A common stock that will vest on March 22, 2016; and 13,195 restricted stock units convertible into shares of Class A common stock that will vest on March 31, 2016.

(9)

Includes 8,882 restricted stock units convertible into shares of Class A common stock that vested on February 12, 2016; 13,393 restricted stock units convertible into shares of Class A common stock that will vest on March 22, 2016; and 8,974 restricted stock units convertible into shares of Class A common stock that will vest on March 31, 2016.

(10)

Includes 11,660 restricted shares of Class A common stock that vested on February 12, 2016; 17,587 restricted stock units convertible into shares of Class A common stock that will vest on March 22, 2016; and 11,782 restricted stock units convertible into shares of Class A common stock that will vest on March 31, 2016.

(11)

Includes 7,995 restricted shares of Class A common stock that vested on February 12, 2016; 12,055 restricted stock units convertible into shares of Class A common stock that will vest on March 22, 2016; and 8,234 restricted stock units convertible into shares of Class A common stock that will vest on March 31, 2016. Approximately 16,367 shares of Class A common stock are pledged as security for a personal loan.

(12)	Includes 3,016 restricted shares of Class A common stock for each of Messrs. Belk, Brooks, Doolan, Harris, Heller and Taylor that will vest on April 15, 2016.

(13)	Includes 6,000 shares held by Mr. Belk’s children. Mr. Belk disclaims beneficial ownership of these shares.

(14)	Mr. Heller shares voting and investment power over 11,000 shares with his wife.

(15)

This information is based upon a Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. (“BlackRock”), whose address is 55 East 52nd Street, New York, New York 10055. The Schedule 13G/A reports that BlackRock has sole voting power over 3,020,683 shares, shared voting power over no shares and sole investment power over all of the shares shown.

(16)

This information is based upon a Schedule 13G/A filed with the SEC on February 12, 2016 by Hotchkis and Wiley Capital Management, LLC (“HWCM”), whose address is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017. The Schedule 13G/A reports that HWCM has sole voting power over 2,234,389 shares, shared voting power over no shares and sole investment power over all of the shares shown. The securities reported on the Schedule 13G/A are owned of record by clients of HWCM for whom HWCM serves as an investment adviser. HWCM disclaims beneficial ownership of all of the shares shown.

(17)

This information is based upon a Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP (“Dimensional”), whose address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The Schedule 13G reports that Dimensional has sole voting power over 2,451,357 shares, shared voting power over no shares and sole investment power over all of the shares shown. Dimensional provides investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, funds, trusts and accounts, collectively referred to as the “Funds”). Subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities owned by the Funds and may be deemed to beneficially own these shares. However, all securities reported on the Schedule 13G are owned by the Funds, and Dimensional and its subsidiaries disclaim beneficial ownership of all of the shares shown.

(18)

This information is based upon a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, Inc. (“Vanguard”), whose address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Schedule 13G/A reports that Vanguard has sole voting power over 40,923 shares, shared voting power over 4,400 shares, sole investment power over 2,285,649 shares and shared investment power over 42,923 shares.

(19)

This information is based upon a Schedule 13D/A and a Form 4 filed with the SEC on May 26, 2010 and February 1, 2016, respectively, by Mr. Paul P. Rusnak, whose address is 325 W. Colorado Boulevard, PO Box 70489, Pasadena, California 91117-7489. The Schedule 13D/A reports that Mr. Rusnak has sole voting and investment power over 5,000,000 shares and shared voting and investment power over no shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Sonic’s executive officers, directors and persons who beneficially own more than 10% of a class of Sonic’s outstanding Common Stock (collectively, the “reporting persons”) to file with the SEC initial reports of their beneficial ownership and changes in their beneficial ownership of Sonic’s Common Stock. Based solely on a review of such reports and written representations made by Sonic’s executive officers and directors that no other reports were required, Sonic believes that the reporting persons complied with all applicable filing requirements on a timely basis during fiscal 2015, except for (i) Messrs. O. Bruton Smith, B. Scott Smith and David Bruton Smith, each of whom is an executive officer and a director of Sonic, who filed a late Form 4 with respect to a transaction to report the transfer of voting shares of SFC by Mr. O. Bruton Smith (and, therefore, a proportionate transfer of his pecuniary interest in shares of Sonic’s Class B common stock held by SFC) to certain of his lineal descendants, including Messrs. B. Scott Smith and David Bruton Smith, in connection with estate and financial planning; and (ii) Mr. Paul P. Rusnak, a greater than 10% stockholder, who filed a late Form 4 to report the distribution of shares from his IRA to his personal account.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine directors currently serve on Sonic’s Board of Directors and all were elected by our stockholders at our 2015 annual meeting of stockholders. Under our Bylaws, the director nominees are elected by the stockholders for a one-year term expiring at the next annual meeting of stockholders. Any director elected by the Board of Directors as a result of a newly created directorship or to fill a vacancy on the Board will hold office until the next annual meeting of stockholders. All directors’ terms expire and their successors will be elected at the Annual Meeting and each annual meeting of stockholders thereafter.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “N&CG Committee”), the Board nominated each of our current directors to stand for reelection for a new term expiring at the 2017 annual meeting of stockholders or until their successors are duly elected and qualified. At the Annual Meeting, shares represented by all proxies received by the Board and not marked to withhold authority to vote for the nominees will be voted for the election of O. Bruton Smith, B. Scott Smith, David Bruton Smith, William I. Belk, William R. Brooks, Victor H. Doolan, John W. Harris III, Robert Heller and R. Eugene Taylor to the Board of Directors. All of these individuals consented to be named in this Proxy Statement and have agreed to serve, if elected, as directors. If for any reason any director nominee is unable to stand for reelection, the proxy holders will vote your shares for the election of the other director nominees and the Board will designate a substitute nominee or reduce the number of directors in accordance with our Charter and Bylaws. If a substitute nominee is designated by the Board, the proxy holders intend to vote your shares for the substitute nominee. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the nine nominees named in this Proxy Statement.

Director Nominees

We have set forth below information regarding each of the director nominees. The N&CG Committee and the Board believe that the experience, qualifications, attributes and skills of the director nominees described below and in the “Corporate Governance and Board of Directors—Board Committees—N&CG Committee” section of this Proxy Statement provide the Board with the ability to address the evolving needs of Sonic and represent the best interests of Sonic and its stockholders.

O. Bruton Smith, 89, is the Founder of Sonic and has served as Sonic’s Executive Chairman since July 2015. Prior to his appointment as Executive Chairman, Mr. Smith had served as Chairman and Chief Executive Officer of the Company since its organization in January 1997. Mr. Smith has also served as a director of Sonic since its organization in January 1997. Mr. Smith is also a director of many of Sonic’s subsidiaries. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith is also the Executive Chairman and a director of Speedway Motorsports, Inc. (“SMI”), which is controlled by Mr. Smith and his family. SMI is a public company whose shares are traded on the New York Stock Exchange (the “NYSE”). Among other things, SMI owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. He is also a director of most of SMI’s operating subsidiaries.

B. Scott Smith, 48, is the Co-Founder of Sonic. He is also Chief Executive Officer, President and a director of Sonic. Prior to his appointment as Chief Executive Officer in July 2015, Mr. Smith served as President and Chief Strategic Officer of Sonic since March 2007. Prior to that, Mr. Smith served as Sonic’s Vice Chairman and Chief Strategic Officer from October 2002 to March 2007 and President and Chief Operating Officer from April 1997 until October 2002. Mr. Smith has been a director of Sonic since its organization in January 1997. Mr. Smith also serves as a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith, who is the son of O. Bruton Smith and the brother of David Bruton Smith, has been an executive officer of Town & Country Ford since 1993, and was a minority owner of both Town & Country Ford and Fort Mill Ford before Sonic’s acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment as President and Chief Operating Officer of Sonic in April 1997. Mr. Smith has over 26 years of experience in the automobile dealership industry.

David Bruton Smith, 41, was appointed to the office of Vice Chairman in March 2013. He has served as Executive Vice President and a director of Sonic since October 2008 and has served in Sonic’s organization since 1998. Prior to being named a director and Executive Vice President in 2008, Mr. Smith served as Sonic’s Senior Vice President of Corporate Development. Mr. Smith served as Sonic’s Vice President of Corporate Strategy from October 2005 to March 2007, and also served prior to that time as Dealer Operator and General Manager of several Sonic dealerships. He is the son of Mr. O. Bruton Smith and the brother of Mr. B. Scott Smith.

William I. Belk, 66, has been a director of Sonic since March 1998. Mr. Belk is currently affiliated with Southeast Investments, N.C. Inc., a FINRA member firm headquartered in Charlotte, North Carolina. Mr. Belk’s past professional experience includes serving as a North Carolina District Court Judge, serving as a partner in the investment banking firm Carolina Financial Group, Inc., and serving in the positions of Chairman and director for certain Belk stores, a retail department store chain. Mr. Belk has also previously served as a director of Monroe Hardware Co., Inc., a wholesaler of hardware materials. Mr. Belk has a JD with an LLM — Taxation and a Masters in Business Administration. He is also a director of British West Indies Trading Company.

William R. Brooks, 66, has been a director of Sonic since its organization in January 1997. Mr. Brooks also served as Sonic’s initial Chief Financial Officer, Treasurer, Vice President and Secretary from January 1997 to April 1997. Since December 1994, Mr. Brooks has been the Vice President, Treasurer, Chief Financial Officer and a director of SMI, became Executive Vice President of SMI in February 2004 and became Vice Chairman in 2008. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI and as an officer and director of SFC, the largest stockholder of Sonic. Before the formation of SMI in December 1994, Mr. Brooks was a Vice President of Charlotte Motor Speedway and a Vice President and director of Atlanta Motor Speedway.

Victor H. Doolan, 75, has been a director of Sonic since July 2005. Prior to being appointed as a director, Mr. Doolan served for approximately three years as President and Chief Executive Officer of Volvo Cars North America until his retirement in March 2005. Prior to joining Volvo, Mr. Doolan served as the Executive Director of the Premier Automotive Group, the luxury division of Ford Motor Company during his tenure, from July 1999 to June 2002. Mr. Doolan also enjoyed a 23-year career with BMW, culminating with his service as President of BMW of North America from September 1993 to July 1999. Mr. Doolan has worked in the automotive industry for approximately 47 years.

John W. Harris III, 37, has served as a director of Sonic since October 2014. Mr. Harris currently serves as President of Lincoln Harris, LLC, a privately-held corporate real estate services firm focused on commercial brokerage, construction services, development and property management. From March 2012 to September 2015, he served as Chief Operating Officer and Executive Vice President of Lincoln Harris. Prior to joining Lincoln Harris, Mr. Harris held various positions at Fortress Investment Group LLC, a global investment management firm, from August 2004 to February 2012. During his tenure at Fortress, Mr. Harris worked on assignments in Europe and the United States. Mr. Harris currently serves on the boards of directors of Lincoln Harris, LLC and Intrawest Resorts Holdings, Inc., a public company traded on the NYSE.

Robert Heller, 76, has been a director of Sonic since January 2000. Mr. Heller served as a director of FirstAmerica Automotive, Inc. from January 1999 until its acquisition by Sonic in December 1999. Mr. Heller was a director and Executive Vice President of Fair, Isaac and Company from 1994 until 2001, where he was responsible for strategic relationships and marketing. From 1991 to 1993, Mr. Heller was President and Chief Executive Officer of Visa U.S.A. Mr. Heller is a former Governor of the Federal Reserve System and has had an extensive career in banking, international finance, government service and education. Mr. Heller currently serves as a director of the Bank of Marin Bancorp, a public company traded on the NASDAQ Capital Market.

R. Eugene Taylor, 68, has been a director of Sonic since February 2015. Mr. Taylor has served as Chairman and Chief Executive Officer of Capital Bank Financial Corp. (“CBFC”), a bank holding company, since co-founding CBFC in 2009. Prior to co-founding CBFC, Mr. Taylor spent 38 years at Bank of America Corporation and its predecessor companies, most recently as Vice Chairman of Bank of America and President of Global Corporate & Investment Banking. After retiring from Bank of America, Mr. Taylor served as a Senior Advisor at Fortress Investment Group LLC. Mr. Taylor currently serves on the boards of directors of CBFC and Capital Bank, N.A., CBFC’s operating bank subsidiary (“Capital Bank”). Mr. Taylor was previously a director of Capital Bank Corporation, Green Bankshares, Inc. and TIB Financial Corp., each of which CBFC held controlling interests in prior to their merger into CBFC.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF ALL OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Director Independence

Because Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith and Marcus G. Smith (the “Smith family”), directly or indirectly, hold or control more than 50% of the voting power of Sonic’s Common Stock, Sonic qualifies as a “controlled company” for purposes of the NYSE rules and, therefore, is not required to comply with all of the requirements of those rules, including the requirement that a listed company have a majority of independent directors. Nevertheless, Sonic is committed to having its Board membership in favor of independent directors as evidenced by Sonic’s Corporate Governance Guidelines, which provide that it is desirable that any non-employee director be qualified as an “independent director” under the NYSE rules and the rules and regulations of the Securities and Exchange Commission (the “SEC rules”).

Our Board believes that a majority of its members are independent under the applicable NYSE rules and the applicable SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted Categorical Standards for Determination of Director Independence (the “Categorical Standards”), which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a director has a material relationship with Sonic. The Categorical Standards are available on Sonic’s website, www.sonicautomotive.com.

In February 2016, the Board of Directors, with the assistance of the N&CG Committee, conducted an evaluation of director independence based on the Categorical Standards. The Board considered all relationships and transactions between each director (and his immediate family and affiliates) and each of Sonic, its management and its independent registered public accounting firm, including, with respect to Mr. R. Eugene Taylor, who serves as Chairman and Chief Executive Officer of CBFC, that Capital Bank in the ordinary course of business provides automotive retail loans to consumers, including to customers at certain of Sonic’s dealership subsidiaries. For each auto loan referred to Capital Bank by one of Sonic’s dealerships, Capital Bank compensated both the dealership and Sonic. The Board and the N&CG Committee determined that the level of business between Capital Bank and Sonic in fiscal 2015 was not material to either party. As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three years (except for Messrs. O. Bruton Smith’s, B. Scott Smith’s, David Bruton Smith’s and William R. Brooks’) all fall well below the thresholds in the Categorical Standards. Consequently, the Board of Directors determined that each of Messrs. Belk, Doolan, Harris, Heller and Taylor is an independent director under the Categorical Standards, the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and N&CG Committees (see membership information below under “— Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Exchange Act, and that each member of the Compensation Committee is an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Board Leadership Structure and Role in Risk Oversight

Sonic separated the roles of Chairman of the Board and Chief Executive Officer in fiscal 2015. The Board believes that the existing leadership structure, under which Mr. O. Bruton Smith serves as Executive Chairman, and Mr. B. Scott Smith serves as Chief Executive Officer, is the most appropriate and in the best interests of Sonic and its stockholders at this time. Given Sonic’s current needs, the Board believes this structure is optimal as it allows Mr. B. Scott Smith to focus on the day-to-day operation of the business, while allowing Mr. O. Bruton Smith to focus on overall leadership and strategic direction of Sonic, guidance of Sonic’s senior management and leadership of the Board. Although the Board believes that this leadership structure is currently in the best interests of Sonic and its stockholders, the Board has the flexibility to elect the same individual to the position of Chairman of the Board and Chief Executive Officer if, in the future, the Board determines that returning to such a leadership structure would be appropriate.

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to Sonic. Sonic’s Board of Directors, including through Board committees comprised solely of independent directors, regularly reviews various areas of significant risk to Sonic, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full Board include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions.

Sonic’s Audit Committee regularly reviews with management and the independent registered public accounting firm significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of Sonic’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act of 2002, accounting, financial and auditing risks, treasury risks (insurance, interest rate hedging, credit and debt), matters reported to the Audit Committee through the Internal Audit Department and through anonymous reporting procedures, risks posed by significant litigation matters, cyber risks and compliance with applicable laws and regulations.

Sonic’s Compensation Committee reviews and evaluates potential risks related to the attraction and retention of talent, and risks related to the design of compensation programs established by the Compensation Committee for Sonic’s executive officers.

Sonic’s N&CG Committee monitors compliance with Sonic’s Code of Business Conduct and Ethics, evaluates proposed affiliate transactions for compliance with Sonic’s Charter and applicable contracts, and reviews compliance with applicable laws and regulations related to corporate governance.

Board Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the N&CG Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors.

Committee members and committee chairs are appointed by the Board and are identified in the following table:

Director	Audit Committee	Compensation Committee	N&CG Committee
O. Bruton Smith
B. Scott Smith
David Bruton Smith
William I. Belk	X	X	X
William R. Brooks
Victor H. Doolan	X		Chairman
John W. Harris III	Vice Chairman	Vice Chairman	X
Robert Heller	Chairman	X
R. Eugene Taylor		Chairman	Vice Chairman

Set forth below is a summary of the principal functions of each committee.

Audit Committee.    The Audit Committee appoints Sonic’s independent registered public accounting firm, reviews and approves the scope and results of audits performed by such firm and the Company’s internal auditors, and reviews and approves the independent registered public accounting firm’s fees for audit and non-audit services. It also reviews certain corporate compliance matters and reviews the adequacy and effectiveness of the Company’s internal accounting and financial controls, its significant accounting policies, and its financial statements and related disclosures. A more detailed description of the Audit Committee’s functions can be found in its charter. The Board of Directors has determined that each of Messrs. Belk, Doolan, Harris and Heller qualifies as an “audit committee financial expert” within the meaning of the SEC rules, is “financially literate” as determined by the Board, in its business judgment, and has accounting or related financial management expertise within the meaning of the NYSE rules. The Audit Committee met nine times during fiscal 2015.

Compensation Committee.    The Compensation Committee administers certain compensation and employee benefit plans of Sonic and annually reviews and determines compensation of all executive officers of Sonic. The Compensation Committee administers the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”), the Sonic Automotive, Inc. Employee Stock Purchase Plan (the “Employee Plan”), the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”), the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), the Sonic Automotive, Inc. Supplemental Executive Retirement Plan (the “SERP”), the Sonic Automotive, Inc. 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan”) and certain other employee stock plans, approves individual grants of equity-based compensation under the plans it administers and periodically reviews Sonic’s executive compensation program and takes action to modify programs that yield payments or benefits not closely related to Sonic’s or its executives’ performance. The Compensation Committee also periodically reviews compensation of non-employee directors and makes recommendations to the Board of Directors, who determines the amount of such compensation. In formulating its recommendation to the Board, the Compensation Committee considers the recommendations of management and, from time to time, independent consulting firms that specialize in executive compensation. A more detailed description of the Compensation Committee’s functions can be found in its charter. In affirmatively determining the independence of any director who serves on the Compensation Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to Sonic which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member. The Compensation Committee met five times during fiscal 2015.

N&CG Committee.    The N&CG Committee is responsible for identifying individuals who are qualified to serve as directors of Sonic and for recommending qualified nominees to the Board for election or reelection as directors of Sonic. The N&CG Committee will consider director nominees submitted by stockholders in accordance with the provisions of Sonic’s Bylaws. The N&CG Committee is also responsible for recommending to the Board for the Board’s approval committee members and chairpersons of committees of the Board and for establishing a system for, and monitoring the process of, performance reviews of the Board and its committees. Finally, the N&CG Committee is responsible for developing and recommending to the Board of Directors for the Board’s approval a set of corporate governance principles applicable to Sonic and for monitoring compliance with Sonic’s Code of Business Conduct and Ethics. A more detailed description of the N&CG Committee’s functions can be found in its charter. The N&CG Committee met three times during fiscal 2015.

The N&CG Committee has a process of identifying and evaluating potential nominees for election as members of the Board of Directors, which includes considering recommendations by directors and management and may include engaging third-party search firms to assist the N&CG Committee in identifying and evaluating potential nominees. The N&CG Committee has adopted a policy that potential director nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a Board member or Sonic’s management. As set forth in Sonic’s Bylaws, Sonic’s Corporate Governance Guidelines and the charter of Sonic’s N&CG Committee, the N&CG Committee considers potential nominees for directors from all sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the N&CG Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company, and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board of Directors.

Sonic’s qualification standards for directors are set forth in its Corporate Governance Guidelines. These standards include the director’s or nominee’s:

•	independent judgment;

•	ability to qualify as an “independent director” (as defined under applicable SEC rules and applicable NYSE rules);

•	ability to broadly represent the interests of all of the Company’s stockholders and other constituencies;

•	maturity and experience in policy making decisions;

•	time commitments, including service on other boards of directors;

•	business skills, background and relevant expertise that are useful to Sonic and its future needs;

•	willingness and ability to serve on committees of the Board of Directors; and

•	other factors relevant to the N&CG Committee’s determination.

As stated in Sonic’s Corporate Governance Guidelines, the Board of Directors should be composed ideally of persons having a diversity of skills, background and expertise that are useful to Sonic and its future and ongoing needs. With this goal in mind, when considering potential nominees for the Board of Directors, the N&CG Committee considers the standards above and each potential nominee’s individual qualifications in light of the composition and needs of the Board of Directors at such time and its anticipated composition and needs in the future, but a director nominee should not be chosen nor excluded based on race, color, gender, national origin or sexual orientation.

Based on this process, the N&CG Committee recommended that Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith, William I. Belk, William R. Brooks, Victor H. Doolan, John W. Harris III, Robert Heller and R. Eugene Taylor be nominated for reelection to the Board of Directors. In determining each nomination was appropriate and that each nominee is qualified to serve on the Board of Directors, the N&CG Committee considered the following:

O. Bruton Smith:    Mr. Smith is the Founder of Sonic and has served as Sonic’s Executive Chairman since July 2015; served as Chairman and Chief Executive Officer of Sonic from the Company’s inception in January 1997 until July 2015; is the father of Mr. B. Scott Smith and Mr. David Bruton Smith; owns, directly and indirectly, a significant percentage of Sonic’s outstanding Common Stock that provides him, together with the other members of the Smith family, with majority voting control of Sonic; and has extensive expertise in the automotive dealership industry, having worked in the industry since 1966.

B. Scott Smith:    Mr. Smith is the Co-Founder of Sonic; has served as Sonic’s Chief Executive Officer since July 2015, as President since March 2007 and as an executive officer and director of Sonic since the Company’s inception in January 1997; has over 26 years of experience working in the automobile dealership industry; is the son of Mr. O. Bruton Smith and the brother of Mr. David Bruton Smith; and owns, directly and indirectly, a significant percentage of Sonic’s outstanding Common Stock that provides him, together with the other members of the Smith family, with majority voting control of Sonic.

David Bruton Smith:    Mr. Smith has over 17 years of experience working in the automobile dealership industry; has served in several key roles as a manager and officer of Sonic over his more than 17 years of employment with the Company; has served on Sonic’s Board of Directors since October 2008; is the son of Mr. O. Bruton Smith and the brother of Mr. B. Scott Smith; and owns, directly and indirectly, a significant percentage of Sonic’s outstanding Common Stock that provides him, together with the other members of the Smith family, with majority voting control of Sonic.

William I. Belk:    Mr. Belk has extensive consumer retail experience, serving in many positions of responsibility over a lengthy previous career at Belk Stores, a retail department store chain; has served on Sonic’s Board of Directors, Audit Committee and Compensation Committee since March 1998 and N&CG Committee since December 2014; and has further served as Sonic’s Lead Independent Director since August 2002.

William R. Brooks:    Mr. Brooks has significant accounting and financial management expertise, having served as Chief Financial Officer of SMI, a publicly traded corporation, since 1994; has further served on Sonic’s Board of Directors since the Company’s inception in January 1997; and also serves as an officer and director of SFC, the largest stockholder of Sonic.

Victor H. Doolan:    Mr. Doolan has significant expertise in the automotive industry, and particularly in manufacturing, sales and marketing, serving previously as President and Chief Executive Officer of Volvo Cars North America, as Executive Director of the Premier Automotive Group (the luxury division of Ford Motor Company during his tenure), and a 23-year career with BMW culminating with his service as President of BMW of North America; and has served on Sonic’s Board of Directors, Audit Committee and N&CG Committee since July 2005, and served on Sonic’s Compensation Committee from December 2009 to December 2014.

John W. Harris III:    Mr. Harris has significant expertise in commercial real estate and finance, having served as President of Lincoln Harris, LLC since September 2015, Chief Operating Officer and Executive Vice President of Lincoln Harris from March 2012 to September 2015 and in various positions at Fortress Investment Group LLC from 2004 to 2012. In addition, Mr. Harris also has experience as a director of other organizations. Mr. Harris has served on Sonic’s Board of Directors, Audit Committee, Compensation Committee and N&CG Committee since October 2014.

Robert Heller:    Mr. Heller has significant expertise in economics, business, banking and consumer finance, having served previously as a Governor of the Federal Reserve System, President and Chief Executive Officer of Visa U.S.A., and as a director and Executive Vice President of Fair, Isaac and Company; and has served on Sonic’s Board of Directors, Audit Committee and Compensation Committee since January 2000.

R. Eugene Taylor:    Mr. Taylor has significant management experience and expertise in the banking and finance industry, having served as Chairman, Chief Executive Officer and a director of CBFC since 2009 and previously in various leadership positions with Bank of America Corporation. Prior to co-founding CBFC, Mr. Taylor spent 38 years at Bank of America Corporation and its predecessor companies, most recently as Vice Chairman of Bank of America and President of Global Corporate & Investment Banking. Mr. Taylor has served on Sonic’s Board of Directors since February 2015 and on the Compensation Committee and N&CG Committee of the Board since April 2015.

Director Meetings

Our Board of Directors held four meetings during fiscal 2015. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which such director served during fiscal 2015, except for Mr. O. Bruton Smith. Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive session without members of management present prior to or after each regularly scheduled Board meeting. Mr. William I. Belk, as Lead Independent Director, presides over these executive sessions.

Annual Meetings of Sonic’s Stockholders

It is the Board’s policy that the directors should attend our annual meeting of stockholders. All 10 of our directors in office at the time attended last year’s annual stockholders’ meeting.

Annual Evaluation of Board of Directors and Committees

The Board of Directors evaluates the performance of each committee of the Board, the Lead Independent Director and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his views on the performance of each committee, the Lead Independent Director and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each committee of the Board and the Lead Independent Director.

Policies and Procedures for Review, Approval or Ratification of Transactions with Affiliates

Pursuant to its written charter, the N&CG Committee reviews and evaluates all transactions between Sonic and its affiliates and considers issues of possible conflicts of interest, if such issues arise. In addition, transactions between Sonic and its affiliates are reviewed by the full Board of Directors and/or its independent directors in accordance with the terms of Sonic’s Charter, its senior credit facilities and the indentures governing its outstanding senior subordinated notes. These documents require, subject to certain exceptions, that a transaction between Sonic and an affiliate:

•	be made in good faith and in writing and be on terms no less favorable to Sonic than those obtainable in a comparable arm’s-length transaction between Sonic and an unrelated third party;

•

involving aggregate payments in excess of $500,000, be (i) approved by a majority of the members of Sonic’s Board of Directors and a majority of Sonic’s independent directors or (ii) Sonic must receive an opinion as to the financial fairness of the transaction from an investment banking or appraisal firm of national standing; and

•	involving aggregate value in excess of:

•	$5.0 million, be approved by a majority of Sonic’s disinterested directors; and

•

$15.0 million, be approved by a majority of Sonic’s disinterested directors or Sonic must obtain a written opinion as to the financial fairness of the transaction from an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of such transaction.

Transactions with Affiliates

Our Executive Chairman, Mr. O. Bruton Smith, is also the Executive Chairman of SMI, and Mr. Marcus G. Smith, a greater than 10% beneficial owner of Sonic, is the Chief Executive Officer and President of SMI. Certain of Sonic’s dealerships purchase the zMAX micro-lubricant from Oil-Chem Research Company (“Oil-Chem”), a subsidiary of SMI, for resale to customers of Sonic’s dealerships in the ordinary course of business. Total purchases from Oil-Chem by Sonic dealerships were approximately $2.1 million in the fiscal year ended December 31, 2015. Sonic also engaged in other transactions with various SMI subsidiaries, consisting primarily of merchandise and apparel purchases from SMI Properties, for a net amount of approximately $0.8 million in the fiscal year ended December 31, 2015. Because the Smith family and SFC, an entity jointly controlled by the members of the Smith family, own collectively approximately 70% of SMI, under applicable SEC rules, the amount of Messrs. O. Bruton Smith’s, B. Scott Smith’s, David Bruton Smith’s and Marcus G. Smith’s interest in these transactions may be deemed to be approximately $1.5 million and $0.6 million, respectively.

Sonic participates in various aircraft-related transactions with SFC. Such transactions include, but are not limited to, the use of aircraft owned by SFC for business-related travel by Sonic executives, a management agreement with SFC for storage and maintenance of aircraft leased by Sonic from unrelated third parties and the use of Sonic’s aircraft for business-related travel by certain affiliates of SFC. Sonic incurred net expenses of approximately $0.6 million in the fiscal year ended December 31, 2015 in aircraft-related transactions with these related parties. Because the Smith family owns 100% of SFC, under applicable SEC rules, the amount of Messrs. O. Bruton Smith’s, B. Scott Smith’s, David Bruton Smith’s and Marcus G. Smith’s interest in these transactions may be deemed to be approximately $0.6 million.

Stockholder Nominations of Directors

Stockholders may recommend a director candidate for consideration by the N&CG Committee by submitting the candidate’s name in accordance with provisions of our Bylaws, which require advance notice to Sonic and certain other information. In general, under the Bylaws, the written notice must be delivered to, or mailed and received at, Sonic’s principal executive offices not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

The notice must contain certain information about the nominee and the stockholder submitting the nomination, including, (i) with respect to the nominee, the nominee’s name, date of birth, business and residential addresses and the information that would be required to be disclosed about the nominee pursuant to the SEC rules in a proxy statement and, (ii) with respect to the stockholder submitting the nomination and any person acting in concert with that stockholder, the name and business address of such stockholder and each such person, a representation that the stockholder is a stockholder of record of shares of Sonic’s Common Stock entitled to vote at the meeting to which the notice pertains and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements, understandings or relationships between or among the stockholder, any person acting in concert with the stockholder and the nominee, and the class and number of shares of Common Stock beneficially owned by the stockholder and any person acting in concert with that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Sonic’s Bylaw provisions by writing to Stephen K. Coss, Senior Vice President, General Counsel and Secretary at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211.

How to Communicate with the Board of Directors and Non-Management Directors

Stockholders and other interested parties wishing to communicate with our Board of Directors, or any of our individual directors, including the Lead Independent Director, may do so by sending a written communication addressed to the respective director(s), or in the case of communications to the entire Board of Directors addressed to the attention of Stephen K. Coss, Senior Vice President, General Counsel and Secretary at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211. Stockholders and other interested parties wishing to communicate with our non-management directors as a group may do so by sending a written communication to Mr. William I. Belk, as Lead Independent Director, at the above address. Any communication addressed to any director that is received at Sonic’s principal office will be delivered or forwarded to the respective director(s) as soon as practicable. Any communication addressed to the Board of Directors, in general, will be promptly delivered or forwarded to each director. Sonic generally will not forward to directors a stockholder communication that it determines is primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about Sonic.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to each non-employee director who served on the Board in fiscal 2015. Directors who are also employees of Sonic (currently Messrs. O. Bruton Smith, B. Scott Smith and David Bruton Smith) do not receive compensation (other than their compensation as employees of Sonic) for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
William I. Belk	$82,500	$74,676	$16,535	$173,711
William R. Brooks	$70,000	$74,676	$10,238	$154,914
Bernard C. Byrd, Jr. (4)	$82,500	$74,676	$15,045	$172,221
Victor H. Doolan	$82,500	$74,676	$16,084	$173,260
John W. Harris III	$82,500	$74,676	$27,991	$185,168
Robert Heller	$82,500	$74,676	$22,186	$179,362
R. Eugene Taylor	$65,153	$74,676	$18,468	$158,297

(1)	The non-employee directors had the following stock awards outstanding as of December 31, 2015:

Director	Outstanding Stock Awards (#)
William I. Belk	3,016
William R. Brooks	3,016
Bernard C. Byrd, Jr.	3,016
Victor H. Doolan	3,016
John W. Harris III	3,016
Robert Heller	3,016
R. Eugene Taylor	3,016

(2)

The dollar amount shown for these stock awards represents the aggregate grant date fair value as calculated under the provisions of “Stock Compensation” in the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. See Note 10 to Sonic’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the valuation assumptions used in determining the fair value of the awards. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.

(3)

The amounts shown in this column include the imputed value of demonstrator vehicles provided by the Company. The value assigned to the demonstrator vehicles was calculated under rules established by the Internal Revenue Service (the “IRS”). The incremental cost of demonstrator vehicles is not calculable because those vehicles are provided to the directors by our dealership subsidiaries.

(4)	Mr. Byrd resigned from the Board on January 11, 2016, and his 2015 restricted stock award of 3,016 shares was forfeited at that time.

Each non-employee director receives a $70,000 annual cash retainer, payable in quarterly installments, and a demonstrator vehicle for personal use. Sonic’s Lead Independent Director and the chairpersons of the Audit Committee, the Compensation Committee and the N&CG Committee each receive an additional annual cash retainer of $12,500, payable in quarterly installments. The vice chairperson of any committee of the Board receives an additional annual cash retainer of $6,250, payable in quarterly installments. Non-employee directors are eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) and may elect to defer up to 100% of their annual cash retainer fees under the Deferred Plan. No non-employee directors elected to participate in the Deferred Plan for fiscal 2015.

Non-employee directors also receive automatic grants of restricted stock during each year of service under the Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors (the “2012 Formula Plan”). The 2012 Formula Plan provides for an annual grant of restricted stock to each eligible non-employee director on the first business day following each annual meeting of Sonic’s stockholders, beginning with the 2012 annual meeting of stockholders. The number of restricted shares of Class A common stock granted to an eligible non-employee director each year will equal $75,000 divided by the average closing price of the Class A common stock on the NYSE for the 20 trading days immediately prior to the grant date (rounded up to the nearest whole share). Generally, subject to the director’s continued service on the Board, the restricted stock will vest in full on the first anniversary of the grant date or, if earlier, the day before the next annual meeting of Sonic’s stockholders following the grant date. If a non-employee director initially becomes a member of Sonic’s Board during any calendar year, but after the meeting of Sonic’s stockholders for that year, the non-employee director will receive a restricted stock grant upon his or her election to the Board with the number of shares determined as described above and, subject to the director’s continued service on Sonic’s Board, the restricted stock generally will vest in full on the first anniversary of the grant date.

Shares of restricted stock granted under the 2012 Formula Plan may not be sold, assigned, pledged or otherwise transferred to the extent they remain unvested. A director holding restricted stock will have voting and dividend rights with respect to such shares of restricted stock, although dividends paid in shares will be considered restricted stock.

Except in the event of a termination of service immediately prior to or upon a “change in control” (as defined in the 2012 Formula Plan), if a director’s service on the Board terminates for any reason other than death or “disability” (as defined in the 2012 Formula Plan), all shares of restricted stock not vested at the time of such termination are forfeited. If the director’s service on the Board terminates due to his death or disability or immediately prior to or upon a change in control of Sonic, the director’s restricted stock will become fully vested. Upon either the consummation of a tender or exchange offer that constitutes a change in control of Sonic or the third business day prior to the effective date of any other change in control of Sonic, all outstanding restricted stock will become fully vested.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to Sonic’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Sonic’s financial reports. The Audit Committee manages Sonic’s relationship with the Company’s independent registered public accounting firm, who is ultimately accountable to the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “financially literate” as such term is defined by the NYSE rules and “independent” as such term is defined by the NYSE rules and the SEC rules.

The Audit Committee reviewed and discussed the audited financial statements of Sonic with management and KPMG LLP, Sonic’s independent registered public accounting firm. Management has the responsibility for preparing the financial statements, certifying that Sonic’s financial statements are complete, accurate and prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and implementing and maintaining internal controls and attesting to internal control over financial reporting. The independent registered public accounting firm has the responsibility for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee also discussed and reviewed with the independent registered public accounting firm all matters required to be discussed by generally accepted auditing standards, including those described in Auditing Standard No. 16, “Communications with Audit Committees” (AS 16). With and without management present, the Audit Committee discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements.

During fiscal 2015, the Audit Committee met nine times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement for the quarters ended December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015 with the Chief Financial Officer and the independent registered public accounting firm prior to public release. In addition, the Audit Committee regularly monitored the progress of management and the independent registered public accounting firm in assessing Sonic’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including their findings, required resources and progress throughout the year.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee met separately with management, internal auditors and the independent registered public accounting firm to discuss, among other things, the adequacy and effectiveness of Sonic’s internal accounting and financial controls, the internal audit function’s organization, responsibilities, budget and staffing and reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

Based on these reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that Sonic’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC. The Audit Committee also recommended the appointment of the independent registered public accounting firm, KPMG LLP, as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and the Board concurred in such recommendation.

Robert Heller, Chairman

John W. Harris III, Vice Chairman

William I. Belk

Victor H. Doolan

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2016. KPMG LLP has acted in such capacity for Sonic since May 2, 2014 when the Audit Committee approved the engagement of KPMG LLP as Sonic’s independent registered public accounting firm for the fiscal year ended December 31, 2014, and thereby dismissed Ernst & Young LLP from that role.

Neither the reports of Ernst & Young LLP nor KPMG LLP on Sonic’s consolidated financial statements as of and for the fiscal years ended December 31, 2014 and 2015, respectively, contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2014, and the subsequent interim period through May 2, 2014, there were no (i) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter thereof in its reports for such fiscal year and interim period, or (ii) “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nevertheless, the Board is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice and will reconsider whether to retain KPMG LLP if the stockholders fail to ratify the Audit Committee’s appointment. In addition, even if the stockholders ratify the appointment of KPMG LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Sonic and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS SONIC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Sonic’s consolidated financial statements for the fiscal years ended December 31, 2014 and 2015 and fees billed for other services rendered by KPMG LLP during those periods.

	FY 2014	FY 2015
Audit Fees (1)	$2,350,000	$2,467,850
Audit-Related Fees (2)	$90,700	$57,106
Tax Fees	$—	$—
All Other Fees (3)	$—	$185,726

(1)

Audit fees consist of fees billed for the respective year for professional services rendered in connection with or related to the audit of our annual consolidated financial statements and the review of interim consolidated financial statements included in our Form 10-Qs, or services normally provided in connection with statutory and regulatory filings or engagements, including registration statements, and for services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees consist of fees billed for the respective year for assurance and related services reasonably related to the performance of the audit or review of our annual or interim consolidated financial statements and are not reported under the heading “Audit Fees.”

(3)	All other fees for fiscal 2015 consist of fees billed for consulting services related to Sonic’s accounting centralization/shared services initiative.

Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal year 2015 were approved by the Audit Committee. The Audit Committee concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence. The Audit Committee has delegated pre-approval authority to its chairperson when necessary due to timing considerations. The chairperson in turn reports to the Audit Committee at least quarterly on any services he pre-approved since his last report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers for 2015 (“Named Executive Officers”), who were:

Name	Title
O. Bruton Smith	Executive Chairman (beginning July 22, 2015) Chairman and Chief Executive Officer (before July 22, 2015)

B. Scott Smith	President and Chief Executive Officer (beginning July 22, 2015) President and Chief Strategic Officer (before July 22, 2015)

David Bruton Smith	Vice Chairman

Jeff Dyke	Executive Vice President of Operations

Heath R. Byrd	Executive Vice President and Chief Financial Officer

2015 Executive Officer Compensation Program

The Compensation Committee believes that its compensation philosophy continues to drive our Named Executive Officers and salaried employees to produce sustainable, positive results for the Company and our stockholders. In this regard, the policy of the Compensation Committee is to:

•	link executive compensation to Sonic’s business strategy and performance to attract, retain and reward key executive officers;

•	provide performance incentives and equity-based compensation intended to align the long-term interests of executive officers with those of Sonic’s stockholders; and

•	offer salaries, incentive performance pay opportunities and perquisites that are competitive in the marketplace.

Sonic’s executive compensation program is comprised primarily of two components: annual cash compensation, paid in the form of base salary and performance-based bonuses, and long-term equity compensation, principally in the form of performance-based equity awards with respect to our Class A common stock, such as restricted shares, restricted stock units and stock options. This compensation program is designed to place emphasis on performance-based compensation. The Compensation Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation in the first quarter of each year based on several factors, including management’s recommendations that are developed by the President and the Chief Financial Officer together with the Chief Executive Officer through a collaborative process involving members of Sonic’s senior management team. The President, the Chief Financial Officer and other members of senior management presented management’s written recommendations, reports and proposals on 2015 compensation to the Compensation Committee. These recommendations, reports and proposals addressed topics such as base salaries, overall structure, target levels and payout levels for the annual cash bonus program under Sonic’s Incentive Compensation Plan, equity awards to executive officers and the rationale for these recommendations. The Compensation Committee considered these recommendations before determining compensation.

The Compensation Committee also weighed the affirmative stockholder advisory votes on named executive officer compensation at the Company’s 2015 annual meeting of stockholders and at the Company’s 2014 annual meeting of stockholders as one of the many factors it considered in connection with determining executive compensation. Approximately 99% of the votes cast by our stockholders at the 2015 annual meeting were in favor of the proposal to approve, on an advisory basis, our named executive officer compensation, and approximately 96% of the votes cast by our stockholders at the 2014 annual meeting were in favor of the proposal to approve, on an advisory basis, our named executive officer compensation.

Use of Compensation Consultant

The Compensation Committee has the authority to retain, at the Company’s expense, such independent consultants or other advisers it deems necessary to carry out its responsibilities. For fiscal year 2015, the Compensation Committee did not retain a compensation consultant. Instead, the Compensation Committee reviewed aspects of our historical compensation practices and other information which it considered together with the competitiveness of our compensation and the recommendations developed and presented by the Chief Executive Officer, the President and the Chief Financial Officer, all in order to determine executive compensation for the Named Executive Officers in 2015 in a manner that it believes best reflects individual responsibilities and contributions and provides incentives to achieve our business and financial objectives.

The Compensation Committee did engage Towers Watson in October 2015 to provide a market comparison of compensation for five executive officer positions and one officer position regarding base salaries, annual incentives and long-term incentives, to provide insights into retail sector compensation trends, and to present its findings to the Compensation Committee. The Compensation Committee may use or refer to this information along with management’s recommendations and other factors in determining executive officer compensation for 2016. The Compensation Committee previously retained Towers Watson in 2013 to provide certain analysis of the competitiveness of base salaries, annual cash bonus programs, total cash compensation (base salary plus cash bonus), long-term incentives and total direct compensation (total cash compensation plus the value of long-term incentives), paid by Sonic to its executive officers in comparison to similarly-situated executive officers of certain publicly traded automotive retail peer companies. Towers Watson also later was engaged in 2013 to advise the Compensation Committee on the design of a long-term incentive plan for EchoPark Automotive, Inc., a subsidiary of Sonic, and to provide related services. This engagement ended during 2014.

Although Sonic qualifies as a “controlled company” for purposes of the NYSE rules and, therefore, is not required to comply with all of the requirements of those rules, the Compensation Committee has assessed Towers Watson’s independence as a compensation consultant by reference to the NYSE rules. At the time that Towers Watson provided the services during 2015 as described above, Towers Watson did not provide other significant services to Sonic and had no other direct or indirect business relationships with Sonic or any of its affiliates.

Taking these and other factors into account, the Compensation Committee has determined that the work performed by Towers Watson does not raise any conflicts of interest. Additionally, based on its analysis of certain factors identified as being relevant to compensation consultant independence, the Compensation Committee has concluded that Towers Watson is independent of the Company’s management.

Annual Cash Compensation

Annual cash compensation for Sonic’s Named Executive Officers consists of a base salary and the potential for an annual performance-based cash bonus. The annual cash compensation paid by Sonic to its Named Executive Officers during 2015 was targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph appearing in our annual report to stockholders). While the Compensation Committee analyzes the competitiveness of annual cash compensation paid by Sonic to its executives in comparison to data from comparable companies, the Compensation Committee has not adopted any specific benchmarks for compensation of Sonic’s executives in comparison to other companies.

Base Salary

The base salaries of Sonic’s Named Executive Officers and adjustments to such executive officers’ base salaries are generally based upon a subjective evaluation of the executive’s performance by the Compensation Committee, executive compensation of comparable companies and management’s recommendations. The Compensation Committee’s evaluation is based upon non-quantitative factors such as the current responsibilities of each executive officer, the compensation of similarly situated executive officers of comparable companies, the performance of each executive officer during the prior calendar year (including subjective and objective evaluations of the performance of business units and functions under the particular executive’s supervision) and Sonic’s strong operating and financial performance during the 2014 calendar year. The Compensation Committee approved base salary increases, effective March 1, 2015, for the following executive officers in the following amounts: Mr. O. Bruton Smith, from $1,202,000 to $1,226,040; Mr. B. Scott Smith, from $1,038,200 to $1,058,964; Mr. David Bruton Smith, from $706,100 to $720,222; Mr. Jeff Dyke, from $927,000 to $945,540; and Mr. Heath R. Byrd, from $647,850 to $660,807.

Performance-Based Cash Bonuses

During 2015, Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith, Jeff Dyke and Heath R. Byrd participated in the Incentive Compensation Plan. Compensation under the Incentive Compensation Plan is intended to provide highly-qualified executives and other key employees with an incentive to devote their best efforts to Sonic and enhance the value of Sonic for the benefit of stockholders. After consideration of management’s recommendations, on February 12, 2015, the Compensation Committee established a two-tiered approach to determine potential incentive cash bonus awards for Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith, Jeff Dyke and Heath R. Byrd for the performance period beginning January 1, 2015 and ending December 31, 2015. The first tier was an objective threshold achievement level of defined adjusted earnings per share (“EPS” as described below) for Sonic for the 2015 calendar year of at least $1.39 (75% of the adjusted EPS Target Objective for the second tier). No bonuses were payable under the Incentive Compensation Plan for 2015 if such threshold performance goal was not achieved. If the threshold adjusted EPS goal was achieved, then each Named Executive Officer was eligible for a bonus of $3,000,000 (the “maximum bonus amount”). Adjusted EPS was selected as the primary performance goal under the 2015 bonus program in order to align the Named Executive Officers’ cash bonuses with profitability realized by the Company during 2015. However, the second tier of the bonus program established additional performance criteria that the Compensation Committee intended to use to determine actual bonus amounts payable to the Named Executive Officers. These performance goals included additional achievement levels related to adjusted EPS goals and also customer satisfaction (“CSI” as described below) performance goals based on the percentage of Sonic’s dealerships that meet or exceed specified objectives, as reported by the respective manufacturers for such brands. If the first tier performance requirement was achieved, the Compensation Committee could, in its determination, exercise negative discretion to reduce the dollar amount of a Named Executive Officer’s actual bonus to less than the maximum bonus amount based upon achievement of the adjusted EPS and CSI goals under the second tier of the bonus program along with other factors the Compensation Committee determined relevant, such as its subjective assessment of financial, operational, strategic, corporate and individual performance, and unanticipated contingencies and events. A Named Executive Officer’s bonus amount under the Incentive Compensation Plan may be less than (but not more than) the maximum bonus amount, with annual cash bonuses (if any) to be paid as soon as administratively practicable following the Compensation Committee’s determination of the extent to which the specified performance goals were achieved.

Under the second tier of the 2015 bonus program, the potential performance-based cash bonuses for the Named Executive Officers were based on a percentage of their respective annual base salary during the performance period. The Compensation Committee established two categories of performance goals for each of the Named Executive Officers: defined adjusted EPS levels and CSI performance for Sonic’s dealerships. In establishing the potential bonus awards for each executive officer under the second tier of the 2015 bonus program, the Compensation Committee chose to more heavily weight the EPS component to more closely tie the executive’s bonus to the profitability of the Company.

For purposes of the Incentive Compensation Plan performance goals in 2015, adjusted EPS was defined as (A) Sonic’s net income determined in accordance with GAAP, adjusted to fix the income tax rate on continuing and discontinued operations at 38.5% and to take into account the timing of the disposition of dealerships during 2015 such that the budget and actual performance of dealerships disposed of during 2015 are included in the calculation of adjusted EPS performance objective levels and adjusted EPS only for the period up to the date of such disposition, and excluding the effects of (i) any gain or loss recognized by Sonic on the disposition of dealerships (including asset or lease impairment charges related to a decision to sell a specific dealership), (ii) asset write-downs and impairment charges, (iii) debt restructuring charges and costs, (iv) litigation judgments or settlements attributable to two identified lawsuits in which Sonic or a subsidiary of Sonic is a party, (v) any assessed withdrawal liability or settlement against Sonic and/or any of Sonic’s subsidiaries with respect to any of Sonic’s dealership subsidiaries that participate in or have participated in a specified multiemployer pension plan, and (vi) the cumulative effect of any changes in GAAP during 2015, divided by (B) a diluted weighted average share count of 52,000,000 shares.

Under the second tier of the 2015 bonus program, the minimum, interim, target and maximum objective levels for 2015 based on achievement of adjusted EPS and corresponding bonus amounts for the Named Executive Officers were as follows:

2015 Adjusted EPS	Bonus as Percentage of Base Salary
Less Than $1.49	0%
Minimum Objective: $1.49	50%
Interim Objective: $1.67	90%
Target Objective: $1.85	100%
Maximum Objective: $2.04 or more	150%

For performance falling between two objective levels described above, the corresponding bonus amount would be prorated based on the performance achieved between the two objective levels.

CSI performance was selected as the other performance goal under the second tier of the 2015 bonus program since it aligns with two other important company goals: (i) meeting the expectations of our dealership customers and (ii) meeting the expectations of our manufacturers. The CSI performance objective was based on the percentage of Sonic’s dealerships, as reported by the applicable manufacturer, which for the performance period met or exceeded their applicable manufacturer’s objective CSI standard applicable to the particular dealership as of December 31, 2015. Only dealerships owned by Sonic for the entire 2015 fiscal year were to be included in determining achievement of the CSI performance goals.

Under the second tier of the 2015 bonus program, the Compensation Committee included specific minimum, target and maximum objective levels based upon achievement of the CSI-based performance objectives and corresponding bonus amounts for the Named Executive Officers as follows:

Dealerships Achieving Manufacturer’s CSI Performance Standard as of 12/31/15	Bonus as Percentage of Base Salary
Less than 70%	0%
Minimum Objective: 70%	5%
Target Objective: 75%	15%
Maximum Objective: 80% or more	25%

For performance falling between two objective levels described above, the corresponding bonus amount would be prorated based on the performance achieved between the two objective levels.

On February 26, 2016, based on management’s report regarding Sonic’s performance against the performance-based goals, the Compensation Committee certified that the objective threshold achievement level of adjusted EPS for Sonic for the 2015 calendar year under the first tier of the 2015 bonus program had been met at the target objective level because Sonic achieved a defined EPS of $1.97. Considering this achievement level and the Company’s achievement of the CSI performance goal at the maximum objective level with achievement of 25% and also guided by the parameters that the Compensation Committee established as the second tier of the 2015 bonus program, the Compensation Committee determined to exercise its negative discretion and award less than the maximum bonus amount under the 2015 bonus program. The Compensation Committee authorized award amounts for each of the Named Executive Officers in the following amounts: $1,913,703 for Mr. O. Bruton Smith, $1,652,918 for Mr. B. Scott Smith, $1,124,181 for Mr. David Bruton Smith, $1,475,877 for Mr. Jeff Dyke and $1,031,443 for Mr. Heath R. Byrd. This exercise of discretion was not intended to be a negative reflection on the performance of our Named Executive Officers, since they performed beyond our target expectations. Rather, the reduction is a function of our intent to comply with Section 162(m)’s performance-based compensation exception while still giving the Compensation Committee the flexibility to inform its determination of bonus amounts based on both pre-determined performance objectives and its assessment of the individual’s achievements and other factors. The Compensation Committee approved payment of the Incentive Compensation Plan cash bonuses to the Named Executive Officers in late February 2016 or as soon as administratively practicable.

Long-Term Equity Compensation

Named Executive Officer Grants for 2015

The Compensation Committee believes that equity-based compensation is an effective means of aligning the long-term interests of Sonic’s key officers and employees with those of its stockholders, to provide incentives to, and to attract and retain and to encourage equity ownership by, key officers and employees providing services to Sonic and its subsidiaries upon whose efforts Sonic’s success and future growth depends. Sonic’s long-term equity compensation program is based principally upon awards under the 2004 Stock Incentive Plan (although no further grants can be made under the 2004 Stock Incentive Plan) and the 2012 Stock Incentive Plan of (i) performance-based restricted shares of Class A common stock, (ii) performance-based restricted stock units convertible into shares of Class A common stock, and/or (iii) options to purchase Class A common stock. The size of awards of restricted stock, restricted stock units or stock options are based generally upon a subjective evaluation of the executive’s performance by the Compensation Committee, executive compensation of comparable companies and management’s recommendations submitted to the Compensation Committee. The Compensation Committee’s evaluation considers a number of non-quantitative factors, including the responsibilities of the individual officers for and contribution to Sonic’s operating results (in relation to other recipients of Sonic equity awards), and their expected future contributions, as well as prior awards to the particular executive officer.

On February 12, 2015, the Compensation Committee determined it was in the best interests of Sonic’s stockholders to grant performance-based restricted stock units to the Named Executive Officers of Sonic for the 2015 calendar year under the 2012 Stock Incentive Plan in the following amounts: Mr. O. Bruton Smith, 70,482 restricted stock units; Mr. B. Scott Smith, 60,878 restricted stock units; Mr. David Bruton Smith, 41,404 restricted stock units; Mr. Jeff Dyke, 54,357 restricted stock units; and Mr. Heath R. Byrd, 37,989 restricted stock units.

These restricted stock units were subject to forfeiture based upon Sonic’s achievement of defined EPS levels for the 2015 calendar year, using the same parameters for determining adjusted EPS as established by the Compensation Committee for the executive officers’ Incentive Compensation Plan cash bonus terms for 2015 (see “— Annual Cash Compensation — Performance-Based Cash Bonuses” above). The Compensation Committee chose the adjusted EPS performance criteria for the restricted stock unit grants for the same reasons as it was chosen to be the primary performance criteria for performance-based cash bonuses, as set forth above. Subject to meeting the adjusted EPS performance condition, the performance-based restricted stock unit awards vest in three annual installments, with 25% vesting on March 31, 2016, 30% vesting on February 12, 2017 and 45% vesting on February 12, 2018. The Compensation Committee chose to establish a one-year defined EPS performance condition primarily because of the difficulty of providing an accurate forecast for Sonic’s EPS for a three-year future period. Depending on the extent to which Sonic met the specified adjusted EPS performance objectives, the restricted stock units granted to the Named Executive Officers were subject to performance-based forfeiture as follows:

2015 Adjusted EPS	Percentage of Restricted Stock Unit Grant to Remain Outstanding
$2.04 or more	100% (No forfeiture)
$1.85	66.67% (33.33% forfeiture)
$1.39	50% (50% forfeiture)
Less than $1.39	0% (100% forfeiture)

For adjusted EPS performance below $1.39, the restricted stock unit grants would be forfeited in their entirety. For adjusted EPS performance between $1.39 and $1.85 or between $1.85 and $2.04, the percentage of restricted stock unit grants that would remain outstanding would be determined on a pro rata basis between the two applicable levels.

As a result of the Company’s adjusted EPS achievement for fiscal year 2015 as certified by the Compensation Committee, the performance-based restricted stock unit awards described above were reduced to the following amounts: Mr. O. Bruton Smith, 61,108 restricted stock units; Mr. B. Scott Smith, 52,781 restricted stock units; Mr. David Bruton Smith, 35,897 restricted stock units; Mr. Jeff Dyke, 47,128 restricted stock units; and Mr. Heath R. Byrd, 32,936 restricted stock units.

For additional details concerning the restricted stock, restricted stock units and stock options granted to and held by the executive officers during the 2015 calendar year, see “— Summary Compensation Table,” “— Grants of Plan-Based Awards During 2015,” “— Outstanding Equity Awards at Fiscal 2015 Year-End” and “— Option Exercises and Stock Vested During 2015.”

Special Retention Grant for Jeff Dyke, Executive Vice President of Operations

Effective May 6, 2015, the Compensation Committee approved a special retention grant to Mr. Jeff Dyke, Executive Vice President of Operations, in the form of 1,000,000 performance-based restricted stock units (the “Retention Units”). The Compensation Committee views Mr. Dyke as a key employee to the success of the Company and believed it to be in the best interest of the Company and its stockholders to provide him with a significant long-term incentive intended to encourage him to continue his employment with the Company. The Retention Units also were granted in consideration of Mr. Dyke’s agreement to certain restrictive covenants, including non-competition, non-solicitation and non-disclosure restrictions. In accordance with the award agreement (the “RSU Agreement”), vesting of the Retention Units is subject first to the Company’s achievement of either a designated net income performance goal or a designated revenue performance goal for fiscal year 2016. If neither of the 2016 performance goals is achieved, then the Retention Units will not vest and will be forfeited in their entirety. If either 2016 performance goal is met, then Retention Units are scheduled to vest over a fifteen-year period in three equal installments on May 6, 2020, May 6, 2025 and May 6, 2030, respectively. The Retention Units are also subject to forfeiture to the extent unvested if Mr. Dyke’s employment with the Company terminates, except under certain circumstances, or he violates the restrictive covenants that are incorporated in the RSU Agreement or in any other agreement he has with the Company. For more information about the restrictive covenants in the RSU Agreement, see “ — Employment Agreements and Change in Control Agreements.”

If the performance goal for the Retention Units has been achieved, but prior to May 6, 2030, Mr. Dyke’s employment is terminated by the Company without “cause” (as defined in the RSU Agreement) or his employment ends due to his death or “disability” (as defined in the RSU Agreement), he will vest in a pro rata portion of the Retention Units. Subject to the achievement of the performance goal, in the event of a “change in control” (as defined in the RSU Agreement), any unvested Retention Units will become fully vested. For more information about the Retention Units in the event of Mr. Dyke’s termination of employment or a change in control, see “ — Potential Payments Upon Termination or Change in Control.”

Upon vesting, the Retention Units will be settled in the form of an equivalent number of shares of the Company’s Class A common stock. The Retention Units are not eligible for dividend equivalents or voting rights.

Deferred Compensation Plan and Other Benefits

The Named Executive Officers of Sonic (including the Chief Executive Officer) were also eligible to participate in the Deferred Plan during the 2015 calendar year. For 2015, executive officers could elect to defer a portion of their annual cash compensation, up to 75% of base salary and up to 100% of eligible incentive bonus amounts. Sonic does not currently make matching contributions with respect to employee deferrals, but eligible employees may be credited with additional contributions to make up for matching contributions the employees would have received under Sonic’s 401(k) plan but for the legal limitations on the amount of compensation that can be considered for 401(k) plan purposes (e.g., $265,000 for 2015). Sonic’s contributions generally vest based on an employee’s full years of Deferred Plan participation with 20% vesting for each year so that an employee is fully vested after five years of participation. Participation in the Deferred Plan is offered annually to a select group of our management and highly compensated employees. Contributions by participants in the Deferred Plan, including any participating executive officers, are credited with a rate of return (positive or negative) based on deemed investments selected by a participant from among several different investment funds, with such deemed earnings determined by the actual market performance of the investment funds selected by the participant. No Named Executive Officer elected to participate in or received any Company contributions under the Deferred Plan during 2015.

Each of the Named Executive Officers of Sonic was also afforded the use of company demonstrator vehicles for personal use during 2015. Personal use of company vehicles is a common competitive perquisite afforded to executives in the automobile dealership industry with both publicly-held and privately-owned dealership companies. The imputed value for the personal use of company demonstrator vehicles during 2015 by the Named Executive Officers was as follows: $122,449 for Mr. O. Bruton Smith, $63,099 for Mr. B. Scott Smith, $35,938 for Mr. David Bruton Smith, $18,456 for Mr. Jeff Dyke and $41,558 for Mr. Heath R. Byrd, each as reflected in the “All Other Compensation” column of the Summary Compensation Table for the particular executive officer.

The Named Executive Officers of Sonic (including the Chief Executive Officer) were also eligible in 2015 to participate in various benefit plans on similar terms to those provided to other employees of Sonic, including matching contributions under Sonic’s 401(k) plan. These benefit plans provided to employees of Sonic, including the Named Executive Officers, are intended to provide a safety net of coverage against various events, such as death, disability and retirement. Mr. Jeff Dyke and Mr. Heath R. Byrd received matching contributions under Sonic’s 401(k) plan for 2015, the amounts of which are reflected in the “All Other Compensation” column of the Summary Compensation Table for the particular executive officer.

Each of the Named Executive Officers of Sonic (including the Chief Executive Officer) was also offered the opportunity to participate in an executive wellness program during 2015. Mr. B. Scott Smith, Mr. Jeff Dyke and Mr. Heath R. Byrd elected to participate in the program and the benefit amount attributable to such participation is reflected in the “All Other Compensation” column of the Summary Compensation Table for the particular executive officer.

Sonic also may from time to time authorize the personal use of corporate aircraft by the Named Executive Officers and their family members, subject to certain rules and limitations set forth in the corporate aircraft use policy approved by the Compensation Committee. Pursuant to this policy, the Compensation Committee has authorized up to 40 non-business flight hours annually for the Chief Executive Officer. During 2015, Mr. B. Scott Smith and Mr. Heath R. Byrd used corporate aircraft for personal travel on a limited basis, the aggregate incremental cost of which to Sonic was $24,006 with respect to Mr. B. Scott Smith and $7,579 with respect to Mr. Byrd. This aggregate incremental cost is reflected in the “All Other Compensation” column of the Summary Compensation Table for Mr. B. Scott Smith and Mr. Heath R. Byrd, along with a description of how the aggregate incremental cost is calculated in a corresponding footnote.

Supplemental Executive Retirement Plan

The SERP was adopted effective as of January 1, 2010. The SERP is a nonqualified deferred compensation plan that is considered unfunded for federal tax purposes and intended for a select group of management or highly compensated employees. The Compensation Committee adopted the SERP in order to attract and retain key employees by providing a retirement benefit in addition to the benefits provided by Sonic’s tax-qualified and other nonqualified deferred compensation plans. The Compensation Committee selects the employees who will become SERP participants and designates each such employee as a Tier 1 participant, Tier 2 participant or Tier 3 participant. Mr. Jeff Dyke was designated as a Tier 1 participant in the SERP effective as of January 1, 2010. Mr. Heath R. Byrd originally was designated as a Tier 3 participant effective May 1, 2010 but since was redesignated as a Tier 1 participant in the SERP effective as of April 1, 2013 in connection with his promotion to Executive Vice President and Chief Financial Officer. Messrs. O. Bruton Smith, B. Scott Smith and David Bruton Smith are not participants in the SERP.

Subject to a specified vesting schedule, the SERP generally provides a retirement benefit in the form of an annual payment for a period of 15 years, with the annual payment based on a specified percentage of the participant’s “final average salary.” The annual payment for a Tier 1 participant is based on 50% of final average salary. The annual payment for a Tier 2 participant is based on 40% of final average salary. The annual payment for a Tier 3 participant is based on 35% of final average salary. Final average salary generally means the average of the participant’s highest three annual base salaries during the last five plan years prior to the participant’s separation from service with Sonic. A participant is generally eligible for the vested portion of his or her SERP benefit upon normal retirement after reaching age 65 or age 55 with at least 10 years of employment with Sonic. If a participant leaves Sonic before qualifying for normal retirement, the participant’s SERP benefit generally is reduced for early retirement (in addition to application of the vesting schedule). The vested benefit is reduced by 10% for each year the participant’s payment commencement date precedes the earliest date the participant would have been eligible for normal retirement. As recently amended, the SERP provides that the early retirement reduction does not apply to eligible participants following a change in control of Sonic. Please see the discussion under “— Pension Benefits for 2015” below for further information about the SERP.

Change in Control Agreements

Effective May 6, 2015, the Compensation Committee approved, and the Company entered into, a Change in Control Agreement with each of Mr. Jeff Dyke and Mr. Heath R. Byrd (each, a “Change in Control Agreement”). The Compensation Committee determined that it is in the best interests of the Company and its stockholders to take steps intended to assure that the Company will have the continued dedication of Mr. Dyke and Mr. Byrd, notwithstanding the possibility, threat or occurrence of a change in control of the Company. The Change in Control Agreements provide that if Mr. Dyke or Mr. Byrd were to incur an excise tax under Section 4999 of the Code as a result of parachute payments or benefits to be provided in connection with a change in control of the Company, the Company will pay him a “gross-up” amount sufficient to put him in the same after-tax position in which he would have been had he not incurred any excise tax liability under Section 4999 of the Code. The Compensation Committee believes in its judgment that it is imperative to take efforts to diminish the inevitable distraction to Mr. Dyke and Mr. Byrd that would be created by a pending or threatened change in control by mitigating the personal tax consequences he may face in such circumstance, and to encourage his full attention and dedication to the Company currently and in the event of any pending or threatened change in control.

For more information about the Change in Control Agreements and potential payments thereunder, see “— Employment Agreements and Change in Control Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Federal Income Tax Considerations

As noted above, the compensation paid to Sonic’s Named Executive Officers is based primarily on the performance of Sonic. The Compensation Committee considers the potential effect of Section 162(m) of the Code in designing our executive compensation program, along with other factors in the context of our overall approach to executive compensation. Section 162(m) of the Code generally limits Sonic’s annual federal income tax deduction for compensation paid to certain covered employees (generally, the Chief Executive Officer and certain other executive officers subject to Section 162(m) of the Code) to $1.0 million with respect to each such executive officer, unless the compensation meets the various technical requirements for “performance-based” compensation under Section 162(m) of the Code. Executive officer compensation attributable to stock options granted under the Stock Option Plan, the 2004 Stock Incentive Plan or the 2012 Stock Incentive Plan, awards of performance-based restricted stock or performance-based restricted stock units pursuant to the 2004 Stock Incentive Plan or the 2012 Stock Incentive Plan, and annual cash bonuses paid under the Incentive Compensation Plan generally are intended to meet the requirements for deductible performance-based compensation. The Compensation Committee intends to continue to manage Sonic’s executive compensation program in a manner that is intended to preserve material federal income tax deductions when appropriate and if deductibility can be achieved without sacrificing flexibility and other important elements of the overall compensation program. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel. Accordingly, the Compensation Committee retains the ability to evaluate performance and compensate Sonic’s executive officers appropriately in the Committee’s judgment, even if it may result in certain compensation that may not be deductible under Section 162(m) of the Code. The Compensation Committee believes that the flexibility to award such compensation serves the interests of Sonic and its stockholders by allowing the Compensation Committee to compensate executive officers appropriately in its discretion as circumstances warrant. In addition, changes in applicable tax laws and regulations, and interpretations of such laws and regulations, as well as other factors beyond Sonic’s control may affect the deductibility of executive compensation. Regardless of Sonic’s intent, there is no guarantee that incentive bonuses or awards, equity-based compensation or other compensation intended to be deductible under Section 162(m) of the Code will ultimately be determined as such by the IRS.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sonic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and this Proxy Statement.

R. Eugene Taylor, Chairman

John W. Harris III, Vice Chairman

William I. Belk

Robert Heller

Summary Compensation Table

The following table sets forth compensation paid by or on behalf of Sonic to the Named Executive Officers for services rendered during Sonic’s fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015:

Name and Principal Position(s)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)		All Other Compensation ($)		Total ($)
O. Bruton Smith	2015	$1,222,033		$—	$1,209,062		$1,913,703	$—		$125,540	(3)	$4,470,338
Executive Chairman and Director	2014	$1,196,167		$—	$1,064,321		$1,426,040	$—		$104,550	(3)	$3,791,078
	2013	$1,161,333		$—	$1,673,609		$1,451,880	$—		$124,315	(3)	$4,411,137

B. Scott Smith	2015	$1,055,503		$—	$1,044,313		$1,652,918	$—		$103,247	(4)	$3,855,981
President, Chief Executive Officer and Director	2014	$1,033,150		$—	$919,269		$1,231,696	$—		$114,445	(4)	$3,298,560
	2013	$1,003,000		$—	$1,443,122		$1,253,935	$—		$99,128	(4)	$3,799,185
(Principal Executive Officer)

David Bruton Smith	2015	$717,868		$—	$710,252		$1,124,181	$—		$37,638	(5)	$2,589,939
Vice Chairman and Director	2014	$702,661		$—	$625,236		$837,695	$—		$55,820	(5)	$2,221,412
	2013	$675,079		$—	$961,866		$844,240	$—		$47,924	(5)	$2,529,109

Jeff Dyke	2015	$942,450		$—	$23,812,450	(6)	$1,475,877	$210,627		$44,099	(7)	$26,485,503
Executive Vice President of Operations	2014	$922,500		$—	$820,808		$1,099,782	$803,100		$37,034	(7)	$3,683,224
	2013	$882,612		$—	$1,255,503		$1,103,921	$—	(8)	$41,195	(7)	$3,283,231

Heath R. Byrd	2015	$658,648		$—	$651,671		$1,031,443	$571,615		$78,192	(9)	$2,991,569
Executive Vice President and	2014	$642,708		$—	$562,785		$766,293	$825,244		$59,883	(9)	$2,856,913
Chief Financial Officer	2013	$532,750	(10)	$31,068	$665,561		$581,079	$320,345		$52,954	(9)	$2,183,757
(Principal Financial Officer beginning April 1, 2013)

(1)

Stock awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the ASC. The stock awards vest in various increments over a three-year period, with the exception of the stock award to Mr. Jeff Dyke described in Footnote 6 below which vests over a fifteen-year period. See Note 10 to Sonic’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the valuation assumptions used in determining the fair value of the awards. The initial grant date maximum fair value of the 2015 stock awards were as follows: Mr. O. Bruton Smith, $1,813,502; Mr. B. Scott Smith, $1,566,391; Mr. David Bruton Smith, $1,065,325; Mr. Jeff Dyke, $24,278,606; and Mr. Heath R. Byrd, $977,457.

(2)

The amount shown for 2015 represents the change in the actuarial present value of accumulated benefits under the SERP from December 31, 2014 to December 31, 2015. The amount shown for 2014 represents the change in the actuarial present value of accumulated benefits under the SERP from December 31, 2013 to December 31, 2014. The amount shown for 2013 represents the change in the actuarial present value of accumulated benefits under the SERP from December 31, 2012 to December 31, 2013. The amounts shown for Mr. Jeff Dyke and Mr. Heath R. Byrd assume retirement at the earliest age at which unreduced benefits could be paid. As of December 31, 2015, both Mr. Dyke and Mr. Byrd were fully vested in their respective SERP benefits, but their SERP benefits remain subject to reduction for early retirement. See “— Pension Benefits for 2015” for further information about the SERP, including the assumptions used for these calculations.

(3)

The amount shown for Mr. O. Bruton Smith includes the imputed value of demonstrator vehicles provided by the Company. The imputed value of the demonstrator vehicles was $122,449, $97,717 and $113,166 in 2015, 2014 and 2013, respectively. The value assigned to the demonstrator vehicles was calculated under rules established by the IRS. The incremental cost of demonstrator vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries. The amount shown also includes cash dividend equivalents paid with respect to non-vested restricted stock units of $3,091, $6,833 and $11,149 in 2015, 2014 and 2013, respectively.

(4)

The amount shown for Mr. B. Scott Smith includes the imputed value of demonstrator vehicles provided by the Company. The imputed value of the demonstrator vehicles was $63,099, $88,606 and $76,743 in 2015, 2014 and 2013, respectively. The value assigned to the demonstrator vehicles was calculated under rules established by the IRS. The incremental cost of demonstrator vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries. The amount shown also includes cash dividend equivalents paid with respect to non-vested restricted stock units of $2,670, $5,901 and $9,630 in 2015, 2014 and 2013, respectively; and Company contributions for the executive wellness program of $13,472, $14,182 and $12,755 in 2015, 2014 and 2013, respectively. The amount shown also includes $24,006 for personal use of the Company aircraft in 2015 and $5,756 for personal use of the Company aircraft in 2014. The amounts reported for personal use of the Company aircraft by Mr. B. Scott Smith are calculated by reference to the aggregate incremental cost to the Company and based on the actual cost of fuel, landing fees, pilot meal and lodging expenses, aircraft cleaning, on-board catering and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hanger expenses and general taxes and insurance are excluded from the incremental cost calculation. If the aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this segment is included in the incremental cost of the personal use. When the aircraft is already flying to a destination for business purposes, costs associated with the additional passenger are negligible and are not included in determining the aggregate incremental cost to the Company.

(5)

The amount shown for Mr. David Bruton Smith includes the imputed value of demonstrator vehicles provided by the Company. The imputed value of the demonstrator vehicles was $35,938, $52,061 and $41,791 in 2015, 2014 and 2013, respectively. The value assigned to the demonstrator vehicles was calculated under rules established by the IRS. The incremental cost of demonstrator vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries. The amount shown also includes cash dividend equivalents paid with respect to non-vested restricted stock units of $1,700, $3,759 and $6,133 in 2015, 2014 and 2013, respectively.

(6)

Includes a special retention grant of 1,000,000 performance-based restricted stock units on May 6, 2015, the vesting of which is subject first to the Company’s achievement of a designated net income goal or a designated revenue goal for fiscal 2016 and, if met, the restricted stock units then are scheduled to vest over a fifteen-year period with 1/3 vesting on May 6, 2020, 1/3 vesting on May 6, 2025 and 1/3 vesting on May 6, 2030. Mr. Dyke received this special retention grant in order to provide him with a significant long-term incentive to continue his employment with the Company and in consideration of Mr. Dyke’s agreement to certain restrictive covenants. For more information, see “— Compensation Discussion and Analysis — Long-Term Equity Compensation — Special Retention Grant for Jeff Dyke, Executive Vice President of Operations.”

(7)

The amount shown for Mr. Jeff Dyke includes the imputed value of demonstrator vehicles provided by the Company. The imputed value of the demonstrator vehicles was $18,456, $29,072 and $32,252 in 2015, 2014 and 2013, respectively. The value assigned to the demonstrator vehicles was calculated under rules established by the IRS. The incremental cost of demonstrator vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries. The amount shown also includes cash dividends paid on non-vested restricted stock awards of $474, $2,762 and $3,843 in 2015, 2014 and 2013, respectively; Company contributions for the executive wellness program of $19,869 in 2015; and Company matching contributions under the 401(k) plan of $5,300, $5,200 and $5,100 in 2015, 2014 and 2013, respectively.

(8)

Mr. Dyke experienced a decrease of $163,668 in the actuarial present value of his accumulated benefits under the SERP from December 31, 2012 to December 31, 2013 due to an increase in the discount rate used in the assumptions for computing the actuarial present value of the accumulated pension benefits from 3.85% in 2012 to 4.85% in 2013.

(9)	The amount shown for Mr. Heath R. Byrd includes the imputed value of demonstrator vehicles provided by the Company. The imputed value of the demonstrator vehicles was $41,558, $39,358 and $30,380 in

2015, 2014 and 2013, respectively. The value assigned to the demonstrator vehicles was calculated under rules established by the IRS. The incremental cost of demonstrator vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries. The amount shown also includes cash dividends paid on non-vested restricted stock awards of $67, $451 and $665 in 2015, 2014 and 2013, respectively; Company contributions for the executive wellness program of $23,688, $14,874 and $16,809 in 2015, 2014 and 2013, respectively; and Company matching contributions under the 401(k) plan of $5,300, $5,200 and $5,100 in 2015, 2014 and 2013, respectively. The amount shown also includes $7,579 for personal use of the Company aircraft in 2015. The amounts reported for the personal use of the Company aircraft by Mr. Byrd are calculated as described above in Footnote 4.

(10)	Includes $70,000 of base salary earned during Mr. Byrd’s tenure as Chief Information Officer from January 1, 2013 through March 31, 2013.

Grants of Plan-Based Awards During 2015

The following table sets forth information regarding all grants of awards made to the Named Executive Officers during 2015 under any plan.

				Estimated Possible Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Maximum ($)(2)(3)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock Awards ($)
O. Bruton Smith	2/12/2015	(4)	$3,000,000	—	—	—	$—
	2/12/2015	(5)	$—	35,241	46,990	70,482	$1,209,062	(6)
B. Scott Smith	2/12/2015	(4)	$3,000,000	—	—	—	$—
	2/12/2015	(5)	$—	30,439	40,587	60,878	$1,044,313	(6)
David Bruton Smith	2/12/2015	(4)	$3,000,000	—	—	—	$—
	2/12/2015	(5)	$—	20,702	27,604	41,404	$710,252	(6)
Jeff Dyke	2/12/2015	(4)	$3,000,000	—	—	—	$—
	2/12/2015	(5)	$—	27,179	36,240	54,357	$932,450	(6)
	5/6/2015	(7)	$—	—	1,000,000	1,000,000	$22,880,000	(6)
Heath R. Byrd	2/12/2015	(4)	$3,000,000	—	—	—	$—
	2/12/2015	(5)	$—	18,995	25,327	37,989	$651,671	(6)

(1)

The amounts of the awards granted on February 12, 2015 were adjusted based on final certification of performance targets for each of the Named Executive Officers in the following amounts: Mr. O. Bruton Smith from 70,482 to 61,108; Mr. B. Scott Smith from 60,878 to 52,781; Mr. David Bruton Smith from 41,404 to 35,897; Mr. Jeff Dyke from 54,357 to 47,128; and Mr. Heath R. Byrd from 37,989 to 32,936.

(2)	Amounts earned in 2015 are set forth in the Summary Compensation Table.

(3)

This amount represents the maximum amount payable for 2015 under the Incentive Compensation Plan if the first tier adjusted EPS performance objective is achieved, subject to the Compensation Committee’s ability, in its sole discretion, to reduce the amount actually paid. The Compensation Committee was guided in its determination of the actual amounts payable for 2015 under the Incentive Compensation Plan by additional performance criteria that it established as a second tier under the 2015 annual incentive program. The 2015 annual incentive program included specific threshold, interim target, target and maximum objective levels based upon achievement of adjusted EPS and CSI goals. See “— Compensation Discussion and Analysis — 2015 Executive Officer Compensation Program — Annual Cash Compensation — Performance-Based Cash Bonuses” for further description regarding the 2015 annual incentive program. The threshold, interim target, target and maximum payments under the second tier of the 2015 annual incentive program were based upon a specified percentage of each Named Executive Officer’s base salary. The following table shows the threshold, interim target, target and maximum payments that the Compensation Committee used to determine the actual bonus payments for 2015 to our Named Executive Officers:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)	Interim Target ($)	Target ($)	Maximum ($)
O. Bruton Smith	$672,118	$1,222,033	$1,405,338	$2,138,558
B. Scott Smith	$580,527	$1,055,503	$1,213,828	$1,847,130
David Bruton Smith	$394,827	$717,868	$825,548	$1,256,269
Jeff Dyke	$518,348	$942,450	$1,083,818	$1,649,288
Heath R. Byrd	$362,256	$658,648	$757,445	$1,152,634

(4)	Awards issued pursuant to the Incentive Compensation Plan.

(5)

Grants issued pursuant to the 2012 Stock Incentive Plan. These grants will vest in annual installments over a three-year period, vesting 25% on March 31, 2016, 30% on February 12, 2017 and 45% on February 12, 2018.

(6)	Stock Awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the ASC.

(7)

Grant issued pursuant to the 2012 Stock Incentive Plan. The vesting of this grant is subject first to the Company’s achievement of either a designated net income goal or a designated revenue goal for fiscal year 2016 (the “Performance Condition”). If the Performance Condition is not satisfied, then the grant will not vest and will be forfeited in its entirety. If the Performance Condition is satisfied, this grant is scheduled to vest over a fifteen-year period with 1/3 vesting on May 6, 2020, 1/3 vesting on May 6, 2025 and 1/3 vesting on May 6, 2030.

For a description of additional terms of the compensation and grants disclosed in the tables above, see “— Compensation Discussion and Analysis.”

Employment Agreements and Change in Control Agreements

Employment Agreement with Heath R. Byrd, Executive Vice President and Chief Financial Officer

Sonic has an employment agreement with Mr. Heath R. Byrd (the “Employment Agreement”). The Employment Agreement sets forth the basic terms of employment for Mr. Byrd, including provisions for annual base salary, annual performance-based cash bonus and eligibility to participate in Sonic’s equity compensation plans and benefit programs. It also contains a restrictive covenant that prohibits the disclosure or use in an unauthorized manner of any of Sonic’s confidential or proprietary information. For a description of additional terms of the Employment Agreement, see “— Potential Payments Upon Termination or Change in Control.”

Performance-Based Restricted Stock Unit Agreement with Jeff Dyke, Executive Vice President of Operations

Effective May 6, 2015, the Compensation Committee approved a special retention grant to Mr. Jeff Dyke in the form of 1,000,000 performance-based restricted stock units (the “Retention Units”). The Compensation Committee views Mr. Dyke as a key employee to the success of the Company and believed it to be in the best interest of the Company and its stockholders to provide him with a significant long-term incentive intended to encourage him to continue his employment with the Company. The grant of Retention Units was made pursuant to the Performance-Based Restricted Stock Unit Agreement for Retention Grant (the “RSU Agreement”), dated May 6, 2015, between the Company and Mr. Dyke. The RSU Agreement includes restrictive covenants such as

(i) a non-competition restriction for two years following termination of employment in the event that Mr. Dyke is terminated for “cause” (as defined in the RSU Agreement) or he resigns his employment with the Company, (ii) a non-solicitation restriction for two years following Mr. Dyke’s termination of employment for any reason, and (iii) prohibitions on the disclosure or use in an unauthorized manner of any of the Company’s confidential or proprietary information. The RSU Agreement includes forfeiture and recoupment provisions that would apply in the event the restricted covenants are violated. For more information about the Retention Units and the terms of the RSU Agreement, see “— Compensation Discussion and Analysis — Long-Term Equity Compensation —Special Retention Grant for Jeff Dyke, Executive Vice President of Operations” and “— Potential Payments Upon Termination or Change in Control.”

Change in Control Agreements with Mr. Dyke and Mr. Byrd

Effective May 6, 2015, the Compensation Committee approved, and the Company entered into, a Change in Control Agreement with each of Mr. Jeff Dyke and Mr. Heath R. Byrd to provide them with protection against excise taxes they could face in connection with a change in control of the Company. Section 280G of the Code denies a tax deduction with respect to excess parachute payments to certain executives of companies that experience a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the recipient of the excess parachute payment. Parachute payments are compensation that is contingent in whole or in part upon a change in control and include, for example, bonuses, severance pay, accelerated vesting of equity-based compensation, accelerated vesting of deferred compensation and certain fringe benefits. Excess parachute payments are parachute payments that exceed a specific threshold under Section 280G of the Code, with the threshold determined based on the executive’s average compensation for the prior five years.

Under the Change in Control Agreements, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Mr. Dyke and Mr. Byrd in connection with a change in control of the Company constitute parachute payments under Section 280G of the Code that will be subject to the 20% excise tax or any related interest or penalties, then the Company will pay to each of Mr. Dyke and Mr. Byrd an additional “gross-up” amount equal to the excise tax, plus any related interest and penalties, plus the amount necessary to put him in the same after-tax position (taking into account all applicable federal, state, and local income, employment and excise taxes) in which he would have been if he had not been subject to the excise tax.

We provide this protection to Mr. Dyke and Mr. Byrd in an effort to diminish the inevitable distraction to Mr. Dyke and Mr. Byrd that would be created by a pending or threatened change in control by mitigating the personal tax consequences they may face in such circumstance, and to encourage their full attention and dedication to the Company currently and in the event of any pending or threatened change in control. For more information about potential payments under the Change in Control Agreements, see “— Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table sets forth information regarding unearned or unvested option and stock awards held by the Named Executive Officers on December 31, 2015.

		Option Awards(1)			Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)(2)
O. Bruton Smith	2/9/2006	90,000	$23.94	2/9/2016	—		$—	—		$—
	3/19/2007	45,000	$28.04	3/19/2017	—		$—	—		$—
	3/30/2009	183,333	$1.81	3/30/2019	—		$—	—		$—
	3/22/2013	—	$—	—	22,804	(3)	$519,019	—		$—
	2/12/2014	—	$—	—	37,795	(4)	$860,214	—		$—
	2/12/2015	—	$—	—	—		$—	70,482	(5)	$1,604,170
B. Scott Smith	3/19/2007	36,000	$28.04	3/19/2017	—		$—	—		$—
	3/22/2013	—	$—	—	19,694	(3)	$448,235	—		$—
	2/12/2014	—	$—	—	32,644	(4)	$742,977	—		$—
	2/12/2015	—	$—	—	—		$—	60,878	(5)	$1,385,583
David Bruton Smith	4/19/2006	14,405	$26.42	4/19/2016	—		$—	—		$—
	4/18/2007	7,203	$30.07	4/18/2017	—		$—	—		$—
	3/22/2013	—	$—	—	13,393	(3)	$304,825	—		$—
	2/12/2014	—	$—	—	22,203	(4)	$505,340	—		$—
	2/12/2015	—	$—	—	—		$—	41,404	(5)	$942,355
Jeff Dyke	4/19/2006	33,500	$26.42	4/19/2016	—		$—	—		$—
	4/18/2007	10,050	$30.07	4/18/2017	—		$—	—		$—
	3/22/2013	—	$—	—	17,587	(3)	$400,280	—		$—
	2/12/2014	—	$—	—	29,148	(4)	$663,408	—		$—
	2/12/2015	—	$—	—	—		$—	54,357	(5)	$1,237,165
	5/6/2015	—	$—	—	—		$—	1,000,000	(6)	$22,760,000
Heath R. Byrd	3/22/2013	—	$—	—	12,055	(3)	$274,372	—		$—
	2/12/2014	—	$—	—	19,985	(4)	$454,859	—		$—
	2/12/2015	—	$—	—	—		$—	37,989	(5)	$864,630

(1)

Options granted on March 30, 2009 vested in three equal annual installments beginning on the first anniversary of the date of grant. Options granted on February 9, 2006 and April 19, 2006 vested in two equal annual installments beginning on the first anniversary of the date of grant. Options granted on March 19, 2007 vested on March 19, 2008. Options granted on April 18, 2007 cliff vested on the first anniversary of the date of grant.

(2)	Market value based on the December 31, 2015 closing price of our Class A common stock of $22.76 per share.

(3)	The remaining non-vested equity incentive plan award shares or units granted on March 22, 2013 vest on March 22, 2016.

(4)

The remaining non-vested equity incentive plan award units granted on February 12, 2014 vested or vest as follows on February 12, 2016 and February 12, 2017, respectively: Mr. O. Bruton Smith, 15,119 and 22,676; Mr. B. Scott Smith, 13,058 and 19,586; Mr. David Bruton Smith, 8,882 and 13,321; Mr. Jeff Dyke, 11,660 and 17,488; and Mr. Heath R. Byrd, 7,995 and 11,990.

(5)

Following certification of the applicable performance condition by the Compensation Committee, the unearned, non-vested equity incentive plan award units granted on February 12, 2015 vest 25% on March 31, 2016, 30% on February 12, 2017 and 45% on February 12, 2018.

(6)

Following certification of the applicable performance condition by the Compensation Committee, the unearned, non-vested equity incentive plan award units granted on May 6, 2015 vest over a fifteen-year period with 1/3 vesting on May 6, 2020, 1/3 vesting on May 6, 2025 and 1/3 vesting on May 6, 2030.

Option Exercises and Stock Vested During 2015

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock and restricted stock units during 2015 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. Bruton Smith	100,000	$550,000	26,997	$677,085	(2)
			15,203	$385,700	(3)
			12,599	$313,715	(4)

B. Scott Smith	162,278	$1,519,545	23,316	$584,765	(2)
			13,131	$333,133	(3)
			10,882	$270,962	(4)

David Bruton Smith	28,000	$114,790	14,849	$372,413	(2)
			8,931	$226,579	(3)
			7,401	$184,285	(4)

Jeff Dyke	—	$—	18,960	$475,517	(2)
			11,724	$297,438	(3)
			9,716	$241,928	(4)

Heath R. Byrd	—	$—	2,669	$66,939	(2)
			8,039	$203,949	(3)
			6,662	$165,884	(4)

(1)	Represents pre-tax gain on exercise.

(2)

Represents aggregate dollar amount realized upon vesting based on the closing price of our Class A common stock on the date of vesting of restricted stock units or restricted stock on March 2, 2015 of $25.08 per share.

(3)

Represents aggregate dollar amount realized upon vesting based on the closing price of our Class A common stock on March 20, 2015, the last trading date prior to the date of vesting of restricted stock units on March 22, 2015, of $25.37 per share.

(4)	Represents aggregate dollar amount realized upon vesting based on the closing price of our Class A common stock on the date of vesting of restricted stock units on March 31, 2015 of $24.90 per share.

Pension Benefits for 2015

The following table sets forth information regarding pension benefits for the Named Executive Officers as of December 31, 2015.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Year ($)
O. Bruton Smith (3)	N/A	—	$—		$—
B. Scott Smith (3)	N/A	—	$—		$—
David Bruton Smith (3)	N/A	—	$—		$—
Jeff Dyke	Supplemental Executive Retirement Plan	N/A	$4,049,530	(4)	$—
Heath R. Byrd	Supplemental Executive Retirement Plan	N/A	$2,890,983	(4)	$—

(1)

Benefits under the SERP are based on a percentage of “final average salary” and the percentage does not increase based on years of credited service. Vesting under the SERP is based on years of participation in the SERP. Mr. Dyke has six years of participation in the SERP, and Mr. Byrd has 5 2/3 years of participation in the SERP. Normal retirement under the SERP is age 65 or age 55 with at least 10 years of service with Sonic. Vested benefits are reduced for early retirement. As of December 31, 2015, Mr. Dyke had 10 1/4 years of service with Sonic and Mr. Byrd had 8 1/6 years of service with Sonic.

(2)

The accumulated benefit is based on salary considered by the SERP for the period through December 31, 2015. The present value of the accumulated benefit for Messrs. Dyke and Byrd has been calculated assuming that the Named Executive Officers remain in service through the earliest date as of which they could receive unreduced benefits and that the benefit will be payable in the form of an annual payment for 15 years. Other assumptions used to determine the present value of accumulated benefits are described in the summary below.

(3)	Messrs. O. Bruton Smith, B. Scott Smith and David Bruton Smith are not participants in the SERP.

(4)

As of December 31, 2015, both Mr. Dyke and Mr. Byrd were fully vested in their respective SERP benefits, but their SERP benefits remain subject to reduction for early retirement. Actual benefits will be determined at termination of employment based on actual salary, years of SERP participation and years of service with Sonic.

On December 7, 2009, the Compensation Committee adopted the SERP to be effective as of January 1, 2010. In connection with the adoption of the SERP, the Compensation Committee authorized the establishment of an irrevocable grantor trust known as a “rabbi trust” for the purpose of accumulating assets from which SERP liabilities may be paid. The following is a brief description of certain material terms of the SERP.

The SERP is a nonqualified deferred compensation plan that is considered unfunded for federal tax purposes and intended for a select group of management or highly compensated employees. The SERP is subject to Section 409A of the Code. The purpose of the SERP is to attract and retain key employees by providing a retirement benefit in addition to the benefits provided by Sonic’s tax-qualified and other nonqualified deferred compensation plans. The Compensation Committee selects the employees who will become SERP participants and designates each such employee as a Tier 1 participant, Tier 2 participant or Tier 3 participant.

Mr. Jeff Dyke, Executive Vice President of Operations, was designated as a Tier 1 participant in the SERP effective as of January 1, 2010, subject to execution of a participation agreement. Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer, was previously designated as a Tier 3 participant in the SERP effective as of May 1, 2010, subject to execution of a participation agreement, but was redesignated as a

Tier 1 participant effective as of April 1, 2013 in connection with his promotion. Amounts reported in the Pension Benefits table above as the actuarial present value of accumulated benefit under the SERP are calculated assuming that the benefit is in the form of an annual payment for 15 years and assuming that Messrs. Dyke and Byrd remain in service with Sonic until the earliest age at which unreduced benefits would be payable, which is age 55 for each of Messrs. Dyke and Byrd. The present value of accumulated benefit is calculated using the discount rate assumption that Sonic also uses for its financial statement disclosures, which at December 31, 2015 was 4.21%. Messrs. Dyke’s and Byrd’s actual years of participation in the SERP and actual years of service with Sonic are indicated in a footnote to the Pension Benefits table above. No additional years of service have been credited to the Named Executive Officers under the SERP.

Subject to the vesting schedule described below, the SERP generally provides a retirement benefit in the form of an annual payment for a period of 15 years, with the annual payment based on a specified percentage of the participant’s “final average salary.” The annual payment for a Tier 1 participant is based on 50% of final average salary. The annual payment for a Tier 2 participant is based on 40% of final average salary. The annual payment for a Tier 3 participant is based on 35% of final average salary. Final average salary generally means the average of the participant’s highest three annual base salaries during the last five plan years prior to the participant’s separation from service with Sonic. A participant is generally eligible for the vested portion of his or her SERP benefit upon normal retirement after reaching age 65 or age 55 with at least 10 years of employment with Sonic.

As noted above, participants are subject to a vesting schedule for their SERP benefits based on their “Years of Plan Service” (i.e., a 365-day period of employment beginning on the effective date of SERP participation and each anniversary thereof). Unless otherwise specified by the Compensation Committee, participants vest in their SERP benefits as follows:

Years of Plan Service	Percent Vested
Less than 1	0%
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
5 or more	100%

Participants also become 100% vested if they die or become “disabled” (as defined in the SERP) while employed with Sonic, or upon a “change in control” (as defined in the SERP) while employed with Sonic.

If a participant leaves Sonic before qualifying for normal retirement, the participant’s SERP benefit generally is reduced for early retirement (in addition to application of the vesting schedule). The vested benefit is reduced by 10% for each year the participant’s payment commencement date precedes the earliest date the participant would have been eligible for normal retirement. As amended in February 2015, the SERP provides that the early retirement reduction does not apply to participants who were employees of Sonic immediately prior to a change in control, regardless of whether or not such participants remain employees upon or following the change in control.

A participant earns his or her SERP benefit over a period from the later of age 45 or the participant’s effective date of SERP participation, to the later of the participant’s normal retirement date or the date he or she becomes 100% vested in his or her SERP benefit.

If a participant terminates employment with Sonic within two years after a change in control, the participant will receive the vested portion of his normal retirement benefit or reduced early retirement benefit, as applicable, in a lump sum payment based on the present value of his unpaid, vested accrued benefit.

Generally, benefit payments begin the first of the month following the month in which normal retirement or early retirement occurs. If the participant is a “specified employee” under Section 409A of the Code, the first payment following normal or early retirement generally must be postponed for six months following termination. Subsequent annual payments will be made on the anniversary of the date the initial installment otherwise would have been made.

If a participant dies during the 15-year payment period, payments continue to the participant’s surviving spouse (if any). If a participant dies before terminating employment with Sonic, the lump sum value of his or her accrued benefit (calculated as if the date of death were the date of normal retirement) will be paid to his or her designated beneficiary. If a participant becomes disabled while employed with Sonic, the participant will be entitled to a regular SERP benefit payable for 15 years (calculated as if the date of disability were the date of normal retirement).

If a participant is terminated for “cause” (as defined in the SERP) or it is discovered after termination that the participant could have been terminated for certain reasons constituting “cause,” the participant will forfeit all benefits under the SERP, including any remaining unpaid benefits if already in pay status. Under the SERP, reasons constituting “cause” include material breach of the participant’s obligations in any employment agreement which is not timely remedied, the participant’s breach of any applicable restrictive covenants, conviction of a felony, actions involving moral turpitude, willful failure to comply with reasonable and lawful directives of Sonic’s Board of Directors or the participant’s superiors, chronic absenteeism, willful or material misconduct, illegal use of controlled substances and, if applicable, the final and non-appealable determination by a court of competent jurisdiction that the participant willfully and knowingly filed a fraudulent certification under Section 302 of the Sarbanes-Oxley Act of 2002.

In addition, the SERP provides that benefits are forfeited if a participant fails to comply with certain restrictive covenants related to Sonic and its business, including any remaining unpaid benefits if already in pay status. Subject to limited exceptions, these restrictive covenants generally prohibit (i) disclosing or using in any unauthorized manner any of Sonic’s confidential or proprietary information, (ii) employing or soliciting employees of Sonic, its affiliates or subsidiaries, (iii) interfering with Sonic’s relationships with its vendors, (iv) competing with Sonic within any Standard Metropolitan Statistical Area (determined as described in the SERP) or county in which Sonic or any of its subsidiaries has a place of business, and (v) disparaging Sonic, its subsidiaries, affiliates, officers, directors, business or products. These restrictive covenants generally apply while a participant in the SERP and, if later, during the two-year period following separation from service with Sonic (except that the confidentiality and non-disparagement restrictions do not expire).

In the case of either termination without cause or failure to comply with the restrictive covenants, the SERP also provides that the participant must repay Sonic all benefit amounts previously received.

If a rabbi trust exists when a change in control of Sonic occurs, the SERP requires that Sonic contribute, at the time of the change in control and then on each anniversary thereof, cash or liquid securities sufficient so that the value of assets in the rabbi trust at least equals the total value of all accrued benefits under the SERP. The assets of the rabbi trust are available to satisfy claims of the general creditors of Sonic in the event of its insolvency. Participants are unsecured general creditors of Sonic with respect to their SERP benefits and do not have an ownership interest in rabbi trust assets or in any other specific assets of Sonic with respect to such benefits.

Potential Payments Upon Termination or Change in Control

Payments Upon Termination

Based on the foregoing and the terms of the 2004 Stock Incentive Plan and the 2012 Stock Incentive Plan, the estimated present value of the salary, bonus and stock award payments the Named Executive Officers could have received upon termination without cause as of December 31, 2015 are as follows:

Name	Salary and Bonus ($)		Stock Awards ($)(1)(2)
O. Bruton Smith	$—		$2,983,404
B. Scott Smith	$—		$2,576,796
David Bruton Smith	$—		$1,752,520
Jeff Dyke	$—		$3,185,968
Heath R. Byrd	$330,404	(3)	$1,593,860

(1)

Represents the value of restricted stock units and restricted stock awards, as applicable, that would have vested upon termination without cause based on the closing price of Sonic’s Class A common stock on December 31, 2015 of $22.76 per share. For annual restricted stock unit awards granted in 2015, this value assumes there were no forfeitures related to the applicable performance conditions. For Mr. Dyke, this value also assumes that the 2016 performance goal for his Retention Units was achieved and that he became vested in a pro rata portion of the Retention Units determined in accordance with the RSU Agreement. Termination without cause has the meaning given to such term in applicable agreements and plans, including the 2004 Stock Incentive Plan, the 2012 Stock Incentive Plan, Mr. Dyke’s RSU Agreement and Mr. Byrd’s Employment Agreement. For more information about Mr. Dyke’s Retention Units and the RSU Agreement, see “— Compensation Discussion and Analysis — Long-Term Equity Compensation — Special Retention Grant for Jeff Dyke, Executive Vice President of Operations.”

(2)

For termination due to death or disability, the value of the restricted stock units and restricted stock awards, as applicable, would have been as follows: Mr. O. Bruton Smith, $2,983,404; Mr. B. Scott Smith, $2,576,796; Mr. David Bruton Smith, $1,752,520; Mr. Jeff Dyke, $3,185,968; and Mr. Heath R. Byrd $1,593,860. For Mr. Dyke, this value in connection with termination due to death or disability assumes that the 2016 performance goal for his Retention Units was achieved, and that he became vested in a pro rata portion of the Retention Units in accordance with his RSU Agreement. For more information about the Retention Units and the RSU Agreement, see “— Compensation Discussion and Analysis — Long-Term Equity Compensation — Special Retention Grant for Jeff Dyke, Executive Vice President of Operations.”

(3)

Mr. Byrd’s Employment Agreement provides for the payment of severance in the event of a termination of his employment by Sonic, other than for “cause” (as defined in the Employment Agreement). Under the terms of the Employment Agreement, the amount of any such severance would be 1/2 of Mr. Byrd’s then-current annual base salary payable in two equal installments within 15 days following termination and on the last day of the sixth full calendar month following such termination. For more information about Mr. Byrd’s Employment Agreement, see “— Employment Agreements and Change in Control Agreements.”

In addition, a participant in the SERP who terminates employment due to death becomes entitled to fully vested SERP benefits (calculated as if the date of death were the date of normal retirement) and such benefits are payable to his beneficiary the first of the next month in a lump sum equal to the present value of the otherwise applicable 15 annual payments. If Mr. Dyke’s death had occurred on December 31, 2015, the estimated lump sum payment under the SERP would have been $5,276,224 (with the present value determined assuming a 4.21% discount rate). If Mr. Byrd’s death had occurred on December 31, 2015, the estimated lump sum payment under the SERP would have been $3,664,581 (with the present value determined assuming a 4.21% discount rate).

A participant in the SERP who terminates employment due to “disability” (as defined in the SERP) becomes entitled to fully vested SERP benefits (calculated as if the date of disability were the date of normal retirement) and the annual payments begin the month following disability. If Mr. Dyke had terminated employment on December 31, 2015 due to disability, he would have received annual payments of $462,090 for 15 years. If Mr. Byrd had terminated employment on December 31, 2015 due to disability, he would have received annual payments of $320,943 for 15 years. If termination occurred on December 31, 2015 for any reason other than death, disability or change in control, Mr. Dyke would have been entitled to estimated annual SERP payments of $184,836 for 15 years and Mr. Byrd would have been entitled to estimated annual SERP payments of $160,472 for 15 years. For more information about payments under the SERP upon a termination of employment, see “— Pension Benefits for 2015.”

Payments Upon a Change in Control

Stock options and stock awards under the 2004 Stock Incentive Plan and the 2012 Stock Incentive Plan held by our Named Executive Officers would immediately vest (subject to pro rata adjustment in the case of certain performance awards under the 2012 Stock Incentive Plan) and become exercisable upon a change in control. The estimated present value of the stock options and other stock awards in the event of a change in control on December 31, 2015 is as follows.

Name	Stock Awards ($)(1)
O. Bruton Smith	$2,983,404
B. Scott Smith	$2,576,796
David Bruton Smith	$1,752,520
Jeff Dyke	$25,060,854
Heath R. Byrd	$1,593,860

(1)

Represents the value of restricted stock units and restricted stock awards, as applicable, that would have vested upon a change in control based on the closing price of Sonic’s Class A common stock on December 31, 2015 of $22.76 per share. Change in control has the meaning given to such term in applicable agreements and plans, including the 2004 Stock Incentive Plan, the 2012 Stock Incentive Plan, and Mr. Dyke’s RSU Agreement. For annual restricted stock unit awards granted in 2015, this value assumes there were no forfeitures related to the applicable performance conditions. For Mr. Dyke, this value also assumes that the 2016 performance goal for his Retention Units was achieved, and that he became fully vested in his Retention Units in accordance with his RSU Agreement. For more information about the Retention Units and the RSU Agreement, see “— Compensation Discussion and Analysis — Long-Term Equity Compensation — Special Retention Grant for Jeff Dyke, Executive Vice President of Operations” and “— Employment Agreements and Change in Control Agreements.”

A participant in the SERP becomes fully vested in his SERP benefit in the event of a “change in control” (as defined in the SERP). See “— Pension Benefits for 2015” for the present value of accumulated SERP benefits as of December 31, 2015. In addition, if a participant separates from service with the Company within 24 months following a change in control, the SERP benefit will be paid in the form of a lump sum equal to the present value of the otherwise applicable 15 annual payments. See “— Pension Benefits for 2015” for a discussion of the SERP. Mr. Dyke and Mr. Byrd were fully vested in their SERP benefits as of December 31, 2015. As amended in February 2015, the SERP provides that the early retirement reduction otherwise applicable under the SERP does not apply to participants who were employees immediately prior to a change in control, regardless of whether or not such participants remain employees upon or following the change in control. If Mr. Dyke had terminated employment immediately following a change in control on December 31, 2015, the estimated present value of the lump sum payable to Mr. Dyke would have been $5,276,224 (with the present value determined assuming a 4.21% discount rate). If Mr. Byrd had terminated employment immediately following a change in control on December 31, 2015, the estimated present value of the lump sum payable to Mr. Byrd would have been $3,664,581 (with the present value determined assuming a 4.21% discount rate).

Upon a change in control of the Company, certain payments and benefits provided or to be provided to Mr. Dyke and Mr. Byrd could be subject to the excise tax imposed on excess parachute payments under Section 280G of the Code, including the accelerated vesting of equity awards and waiver of the early retirement reduction provisions under the SERP. Pursuant to their Change in Control Agreements with the Company, Mr. Dyke and Mr. Byrd are each entitled to a “gross-up” payment equal to the excise tax, plus any related interest or penalties, plus the amount necessary to put him in the same after-tax position (taking into account all applicable federal, state, and local income, employment and excise taxes) in which he would have been if he had not been subject to the excise tax. Determining the value of excess parachute payments under Section 280G of the Code and any related 20% excise tax and, in turn, any applicable gross-up payment, involves very complicated calculations and depends on the facts and circumstances that exist at the time of a change in control and whether a termination of employment also occurs. Therefore, in estimating any gross-up payments to which Mr. Dyke and Mr. Byrd may have become entitled, we have assumed that a change in control occurred on December 31, 2015 and that Mr. Dyke and Mr. Byrd also terminated employment at that time. In such case, our estimated gross-up payment to Mr. Dyke would be $13,486,071 and our estimated gross-up payment to Mr. Byrd would be $1,652,450. For purposes of these estimates, we also assumed that all performance conditions for equity awards had been met, and considered Mr. Dyke’s and Mr. Byrd’s average W-2 compensation from 2010 through 2014 (in accordance with Section 280G of the Code which considers average compensation for the five years prior to the year in which the change in control occurs). We also assumed an excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 5.75% and, where applicable, appropriate discount rates. For more information about the Change in Control Agreements, see “— Compensation Discussion and Analysis — Change in Control Agreements” and “— Employment Agreements and Change in Control Agreements.”

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 with respect to shares of our Class A common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	2,524,509	(2)	$26.18	(3)	4,138,015	(4)
Equity compensation plans not approved by security holders (5)	—		$—	(6)	210,364

Total	2,524,509	(2)	$26.18	(3)(6)	4,348,379	(4)

(1)

Includes the Stock Option Plan, the 2004 Stock Incentive Plan, the 2012 Stock Incentive Plan, the 2012 Formula Plan and the Employee Plan. Grants under the Employee Plan have been suspended since December 31, 2005.

(2)

Includes 210,500 shares to be issued upon the exercise of outstanding options under the Stock Option Plan that terminated in 2007. Because the Stock Option Plan has been terminated, no options remain available for issuance under that plan. Also includes 503,695 shares issuable upon the exercise of outstanding options under the 2004 Stock Incentive Plan and 391,652 shares issuable upon the vesting of outstanding restricted stock units granted under the 2004 Stock Incentive Plan. Also includes 1,418,662 shares issuable upon the vesting of outstanding restricted stock units granted under the 2012 Stock Incentive Plan. The weighted-average exercise price information in column (b) does not take outstanding restricted stock units into account because they do not have an exercise price.

(3)	Does not include the exercise price of options under the Employee Plan because no such options are outstanding.

(4)

Includes 2,575,283 shares available for future issuance under the 2012 Stock Incentive Plan through grants of options, stock appreciation rights, restricted stock, restricted stock units or other stock awards. Also includes 211,044 shares available for future issuance under the 2012 Formula Plan through grants of restricted stock. Also includes 1,351,688 shares available for future issuance under the Employee Plan. As noted above, grants under the Employee Plan have been suspended since December 31, 2005.

(5)	Represents the Sonic Automotive, Inc. Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”). Grants under the Nonqualified ESPP have been suspended since December 31, 2005.

(6)	Does not include the exercise price of options under the Nonqualified ESPP because no such options are outstanding.

Nonqualified Employee Stock Purchase Plan

The Nonqualified ESPP was adopted by the Board of Directors in 1998. The Nonqualified ESPP has not been approved by Sonic’s stockholders. The purpose of the Nonqualified ESPP is to provide employees of certain of Sonic’s subsidiaries that are not able to participate in the Employee Plan with a similar opportunity to acquire an ownership interest in Sonic. Both the Nonqualified ESPP and the Employee Plan permit eligible employees to purchase shares of Class A common stock at a discount from the market price. The terms of the Nonqualified ESPP are substantially similar to the terms of the Employee Plan, which has been approved by Sonic’s stockholders. Grants under the Nonqualified ESPP and the Employee Plan have been suspended since December 31, 2005.

The total number of shares of Class A common stock that were reserved for issuance under the Nonqualified ESPP is 300,000. Approximately 210,364 additional shares remain available for future option grants under the Nonqualified ESPP.

Employees of participating subsidiaries generally are eligible for the Nonqualified ESPP if they work for Sonic and its subsidiaries on a full-time or part-time basis, are regularly scheduled to work more than 20 hours per week, are customarily employed more than five months in a calendar year and have completed one year of continuous service. Employees who are officers or directors of Sonic or any participating employer are not eligible to participate in the Nonqualified ESPP. In addition, employees who own or hold options to purchase (or who are treated under certain tax rules as owning or holding options to purchase) 5% or more of the total combined voting power or value of all classes of stock of Sonic or any subsidiary also are not eligible to participate in the Nonqualified ESPP.

Options generally are granted under the Nonqualified ESPP as of each January 1 to all eligible employees who elect to participate. However, grants under the Nonqualified ESPP have been suspended and no grants have been made since 2005. The Compensation Committee designates the number of shares of Class A common stock that can be purchased under each option, which number will be the same for each option granted on the same date and which also will be the same number of shares available under an option granted on the same date pursuant to the Employee Plan. The options have an exercise price per share equal to the lesser of (i) 85% of the fair market value per share of the Class A common stock on the date of grant or (ii) 85% of such fair market value on the date of exercise. No option can be granted which would permit a participant to purchase more than $25,000 worth of Class A common stock under the Nonqualified ESPP during the calendar year.

A participant can make contributions to the Nonqualified ESPP by after-tax payroll deduction or direct payment. To the extent that a participant has made contributions to the Nonqualified ESPP, his or her option will be exercised automatically to purchase Class A common stock on each exercise date during the calendar year in which the option is granted. The exercise dates generally are the last business day of March, June, September and December on which the NYSE is open for trading. The participant’s accumulated contributions as of each exercise date will be used to purchase whole shares of Class A common stock at the applicable option price, limited to the number of shares available for purchase under the option. The exercisability of options may accelerate in the event of a change in control of Sonic.

Options granted under the Nonqualified ESPP expire on the last exercise date of the calendar year in which granted. However, if a participant withdraws from the Nonqualified ESPP or terminates employment, the option may expire earlier.

In the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger or other similar event, appropriate adjustments generally will be made to the shares of Class A common stock available for issuance under the Nonqualified ESPP, the shares of Class A common stock covered by outstanding options and the exercise price per share.

The Board of Directors of Sonic generally can amend, suspend or terminate the Nonqualified ESPP at any time. However, no amendment, suspension or termination may adversely affect the rights of the participant under an outstanding option without the participant’s consent. The Board of Directors suspended the Nonqualified ESPP effective December 31, 2005.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are requesting stockholder approval of the compensation of our Named Executive Officers as disclosed in the “Executive Compensation” section of this Proxy Statement on pages 22 to 43.

Our compensation policies and procedures are competitive, are focused primarily on pay for performance principles and are intended to align with the long-term interests of our stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” section beginning on page 22 of this Proxy Statement for additional details on Sonic’s executive compensation, including Sonic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our Named Executive Officers in fiscal 2015.

At our annual meeting of stockholders in 2015, we provided stockholders with an opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers (commonly known as a “say-on-pay” vote), and stockholders overwhelmingly approved the Company’s executive compensation with approximately 99% of the votes cast in favor. At the Company’s annual meeting of stockholders in 2011, we also asked stockholders to indicate whether a say-on-pay vote should occur every one, two or three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2011 annual meeting of stockholders a majority of the votes cast were in favor of an annual advisory vote, you will have the opportunity at the Annual Meeting, and again at the 2017 annual meeting of stockholders, to provide feedback to the Compensation Committee on the Company’s executive compensation program by endorsing or not endorsing the compensation of our Named Executive Officers.

We are asking you to indicate your support for the compensation of our Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices used to structure compensation, which are described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Sonic Automotive, Inc.’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion set forth on pages 22 to 43 of this Proxy Statement, is hereby approved.”

This vote is advisory, which means that the stockholder vote on this proposal will not be binding on Sonic, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board value the opinions of the Company’s stockholders and will carefully consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for Sonic’s Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

ADDITIONAL CORPORATE GOVERNANCE AND OTHER INFORMATION

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code of Business Conduct and Ethics, along with our Corporate Governance Guidelines, our Categorical Standards and the charters for the Audit Committee, Compensation Committee and the N&CG Committee, are available on our website at www.sonicautomotive.com. Copies of these documents are also available without charge upon written request to Stephen K. Coss, Senior Vice President, General Counsel and Secretary at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211.

We will disclose information regarding amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relate to any element of our Code of Business Conduct and Ethics enumerated in the SEC rules by posting this information on our website at www.sonicautomotive.com. The information on our website is not a part of this Proxy Statement.

Other Matters that May Be Considered at the Annual Meeting

In the event that any matters other than those referred to in the accompanying Notice of 2016 Annual Meeting of Stockholders should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

Stockholder Proposals for the 2017 Annual Meeting of Stockholders

Any stockholder proposal intended to be included in Sonic’s proxy statement and form of proxy for its 2017 annual meeting of stockholders must be received by Sonic not later than November 8, 2016. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Stephen K. Coss, Senior Vice President, General Counsel and Secretary at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211 or faxed to his attention at (704) 973-9304.

In addition, any stockholder proposal intended to be presented at the 2017 annual meeting of stockholders, but that will not be included in Sonic’s proxy statement and form of proxy relating to the 2017 annual meeting, must be received by Sonic not less than 60 days nor more than 90 days before the first anniversary of the Annual Meeting. As a result, any proposals submitted by a stockholder pursuant to the provisions of Sonic’s Bylaws (other than proposals submitted pursuant to Rule 14a-8) must be received no earlier than January 18, 2017 and no later than February 17, 2017.

Expenses of Solicitation

Sonic will pay the entire cost of solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement, the proxy and any additional soliciting materials sent by Sonic to stockholders. Further, Sonic may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to solicitations by mail and the Internet, certain of Sonic’s directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile and e-mail.

Delivery of Proxy Materials

As permitted by the SEC rules, only one copy of this Proxy Statement and the annual report, or notice letter, as applicable, is being delivered to stockholders residing at the same address, unless such stockholders have notified Sonic of their desire to receive multiple copies of proxy statements, annual reports or notice letters.

Sonic will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement, the annual report or notice letter, as applicable, to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this Proxy Statement, the annual report or notice letter, requests to receive multiple copies of future proxy statements, annual reports or notice letters, and requests to receive only one copy of future proxy statements, annual reports or notice letters should be directed to Stephen K. Coss, Senior Vice President, General Counsel and Secretary at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211 or by telephone at (704) 566-2400.

Directions to attend the Annual Meeting, where you may vote in person, can be found at the following website: www.charlottemotorspeedway.com/fans/parking/. Information on that website is not incorporated into or a part of this Proxy Statement or any of our filings with the SEC.

0	■

SONIC AUTOMOTIVE, INC. P R O X Y Charlotte, North Carolina THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SONIC AUTOMOTIVE, INC.

The undersigned hereby appoint(s) Mr. Heath R. Byrd and Mr. Stephen K. Coss, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all shares of the Class A common stock and Class B common stock of Sonic Automotive, Inc. held of record by the undersigned on February 22, 2016, at the Annual Meeting of Stockholders to be held at 2:00 p.m., Eastern Time, on April 18, 2016 at Charlotte Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina 28027, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of all nominees for director in proposal 1, FOR proposals 2 and 3, and in the discretion of the proxy holders with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.

■ 1.1	(Continued and to be signed on the reverse side)	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

SONIC AUTOMOTIVE, INC.

April 18, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m., Eastern Time, on April 17, 2016.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxydocs.com/SAH

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   i

¢	20903030000000001000 2	041816
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Sonic’s Board of Directors recommends you vote FOR ALL of the nominees in proposal 1. 1. Election of the nine nominees as directors.			Sonic’s Board of Directors recommends you vote FOR proposals 2 and 3.
				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ O. Bruton Smith ¡ B. Scott Smith ¡ David Bruton Smith ¡ William I. Belk ¡ William R. Brooks ¡ Victor H. Doolan ¡ John W. Harris III ¡ Robert Heller ¡ R. Eugene Taylor

2. Ratification of the appointment of KPMG LLP as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3. Advisory approval of Sonic’s named executive officer compensation.

				☐ FOR ☐	☐ AGAINST ☐	☐ ABSTAIN ☐

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy will be voted FOR the election of all nominees for director in proposal 1 unless authority is withheld and FOR proposals 2 and 3 unless otherwise indicated.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Class A common stock shares:

Class B common stock shares:

Please check the box if you plan to attend the Annual Meeting of Stockholders. Directions to attend the Annual Meeting, where you may vote in person, can be found at the following website:

☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	www.charlottemotorspeedway.com/fans/parking/. Information on that website is not incorporated into or a part of the Proxy Statement or this proxy or any of Sonic’s filings with the SEC.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign personally. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in full partnership name by authorized person.	¢